Exhibit 10.1
LOAN AGREEMENT
AMONG
THE CIT GROUP/EQUIPMENT FINANCING INC.,
MERRILL LYNCH CAPITAL, a Division of Merrill Lynch Business Financial Services, Inc.
ABLECO FINANCE LLC,
A3 FUNDING LP,
AIG COMMERCIAL EQUIPMENT FINANCE, INC., and
GATX FINANCIAL CORPORATION,
as Lenders,
THE CIT GROUP/EQUIPMENT FINANCING, INC.,
as Agent for the Lenders,
and
HORIZON VESSELS, INC.
as Borrower
Dated as of March 9, 2006

(i)

		Page
Section 6.10	Merger	42
Section 6.11	Customer Identification – USA Patriot Act Notice; OFAC and Bank Secrecy Act	42

Schedule 1	-	Lender Commitments
Schedule 2	-	Vessels
Schedule 3.1(c)	-	Litigation
Schedule 3.3(e)	-	Indebtedness
Schedule 3.1(g)	-	Subsidiaries
Exhibit A	-	Note
Exhibit B	-	Notice of Drawing
Exhibit C	-	Compliance Certificate

(ii)

LOAN AGREEMENT
     THIS LOAN AGREEMENT dated as of March 9, 2006, among HORIZON VESSELS, INC., a Delaware corporation (the “Borrower”), THE CIT GROUP/EQUIPMENT FINANCING, INC., a Delaware corporation, as agent for the Lenders (the “Agent”), and each of the lenders that is a signatory hereto or which becomes a signatory hereto pursuant to Section 6.6 hereof (individually, together with its successors and assigns, a “Lender” and, collectively, the “Lenders”). Capitalized terms used herein and not otherwise defined herein are used with the meanings ascribed thereto in the Definitions Section of this Agreement.
R E C I T A L S:
     1. The Borrower is in the business of owning offshore construction vessels.
     2. The Borrower has requested financing from the Lenders in the principal amount of up to USD 77,403,827.05 in order to repay certain of the Borrower’s and its Affiliates existing indebtedness.
     3. The Loan shall be evidenced by the secured promissory note of the Borrower, substantially in the form of Exhibit A attached hereto and made a part hereof.
     NOW, THEREFORE, in consideration of the above recitals, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
DEFINITIONS:
     The following terms shall have the following meanings for all purposes of this Agreement and shall be equally applicable to both the singular and the plural forms of the terms herein defined.
     “Accounts Receivable Security Agreements” means, collectively (i) that certain Security Agreement executed by the Borrower for the benefit of the Agent, (ii) that certain Security Agreement, executed by the Parent Guarantor for the benefit of the Agent and (iii) that certain Security Agreement, executed by Horizon Offshore Contractors, Inc. for the benefit of the Agent, each of which documents creates a first priority security interest in the accounts receivable and related property of the party creating such security interest and is otherwise satisfactory to the Agent in its sole discretion.
     “Advance” means the Loan by the Lenders to the Borrower under this Loan Agreement.
     “Affiliate” of any Person means (i) any Person directly or indirectly controlled by, controlling or under common control with such first Person and (ii) any director or officer of such first Person or of any Person referred to in clause (i) above. For the purposes of this definition “control” of any Person includes (a) with respect to any corporation or other Person having voting shares or the equivalent and elected directors, managers, or Persons performing similar functions, the ownership or power to vote, directly or indirectly shares or the equivalent representing 50% or more of the power to vote in the election of directors, managers or Persons performing similar functions, (b) ownership of 50% or more of the equity or beneficial interest in any other entity and (c) the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise.

     “Agreement”, “this Agreement”, “herein”, “hereunder"' or other like words mean this Loan Agreement as originally executed or as modified, amended or supplemented from time to time pursuant to the provisions hereof.
     “Anti-Terrorism Laws” means any laws related to terrorism or money laundering, including Executive Order 13224 and the USA Patriot Act, and any regulations promulgated under either of them.
     “Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers or manages such Lender.
     “Assignment and Acceptance” means an agreement by which an assignment is made pursuant to Section 6.6 hereof, in form and substance reasonably satisfactory to the Agent.
     “Borrower” means Horizon Vessels, Inc. and its successors and permitted assigns.
     “Business Day” means a day other than a Saturday or a Sunday or a day on which commercial banks are authorized to be closed in the State of New York or the State of Texas.
     “Capital Lease” means a lease of any property by the Parent Guarantor or any of its Subsidiaries as lessee that is, or should be in accordance with GAAP (including Financial Accounting Standards Board Statement No. 13, as amended or superseded from time to time), recorded as a ‘capital lease’ on the balance sheet of the Parent Guarantor or its Subsidiaries prepared in accordance with GAAP.
     “Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than one (1) year from the date of acquisition, (ii) time deposits (including Eurodollar time deposits) and certificates of deposit of any bank meeting the qualifications specified in clause (iv) below with maturities of not more than 90 days from the date of acquisition, (iii) fully secured repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (i) entered into with any bank meeting the qualifications specified in clause (iv) below, (iv) commercial paper issued by the parent corporation of any bank referred to in this clause (iv) or any commercial bank of recognized standing having capital and surplus in excess of USD 300,000,000.00 and commercial paper rated at least A-2 or the equivalent thereof by Standard & Poor’s Corporation or at least P-2 or the equivalent thereof by Moody’s Investor Services, Inc., and in each case maturing within 90 days after the date of acquisition, and (v) remarketed certificates of participation issued through any bank meeting the qualifications specified in clause (iv) above rated at least A-2 or the equivalent thereof by Standard & Poor’s Corporation or at least P-2 or the equivalent thereof by Moody’s Investor Services, Inc. and maturing within 90 days after the date of acquisition.
     “Cash Interest” means the cash portion of consolidated interest expense, including interest which may be required to be capitalized.
     “CIT Term Loan” means the loan made to Borrower and Horizon Offshore Contractors, Inc. pursuant to that certain Loan Agreement dated December 30, 1998, among the Borrower, the Guarantors, The CIT Group/Equipment Financing, Inc, as Agent, and the lenders party thereto, as amended.
     “Closing Date” means any Business Day on or prior to March 10, 2006 on which the Advance is made.

     “Collateral Value” has the meaning set forth in Section 1.6(a)(ii) hereof.
     “Commitment” means the lesser of (i) USD 77,403,827.05 and (ii) the sum of (A) the aggregate outstanding amounts under (and prepayments and other fees payable upon the payment of) the Manchester Term Loans and the CIT Term Loan on the Closing Date, (B) the amount of fees described in Sections 1.8(a) and (b) hereof and (C) the amount of the ECS Fees.
     “Compliance Certificate” a certificate signed by the chief financial officer or chief accounting officer of the Parent Guarantor substantially in the form attached hereto as Exhibit C.
     “Controlled Group” means a “controlled group of corporations” as defined in Section 1563(a) of the Internal Revenue Code of 1986, as amended, without regard to Section 1563(a)(4) and (e)(3)(c) of such Code, of which Borrower is a part.
     “Current Assets” means the assets of the Parent Guarantor on a consolidated basis which would in accordance with GAAP be classified as current assets of a corporation conducting a business the same as or similar to the Borrower and the Parent Guarantor.
     “Current Liabilities” means indebtedness of the Parent Guarantor on a consolidated basis which would in accordance with GAAP be classified as current liabilities of a corporation conducting a business the same as or similar to the Borrower and the Parent Guarantor, excluding (a) the principal amount outstanding under the Working Capital Loan, (b) the principal payment due hereunder on the Maturity Date and (c) other funded debt that is specifically subordinated to the Loan on terms reasonably acceptable to the Agent.
     “Current Maturities of Long Term Debt” means for the Parent Guarantor and its Subsidiaries on a consolidated basis, the principal amount due and payable during the next succeeding twelve month period on Total Funded Debt of the Parent Guarantor and its Subsidiaries, excluding (a) the principal amount due under the Working Capital Loan and the principal payment due hereunder on the Maturity Date and (b) mandatory principal prepayments required by Section 1.6(a) of this Agreement.
     “Current Ratio” means the ratio of Current Assets to Current Liabilities.
     “Debt Ratio” means the ratio of Total Funded Debt to the sum of Total Funded Debt plus the Parent Guarantor’s stockholders’ equity.
     “DOC” means a Document of Compliance issued in accordance with Regulation 4.1 of SOLAS Chapter IX, Management for the Safe Operation of Ships.
     “Dollars” or “USD” means lawful currency of the United States of America.
     “Drawdown Date” means the date upon which the Advance is made.
     “EBITDA” means, for any period, for the Parent Guarantor and its Subsidiaries, on a consolidated basis during such period, the sum of (a) Net Income for such period before gains and losses on sales of assets, asset impairment, and debt extinguishment (to the extent such gains and losses are included in Net Income), plus (b) Tax Expense for such period, plus (c) depreciation and amortization (including accelerated amortization of prepaid loan fees, discounts and warrant expense, as required by GAAP) for such period, plus (d) Interest Expense for such period.
     “ECH Offshore” means ECH Offshore S. de R.L. de C.V., a Subsidiary of the Parent Guarantor.

     “ECH Offshore Security Agreement” means that certain Security Agreement dated of even date herewith, executed by ECH Offshore for the benefit of the Agent, whereby ECH Offshore grants a security interest in the PEMEX Amount to the Agent as security for the Loan.
     “ECS Fees” means the fees payable by the Borrower to Energy Capital Solutions, financial advisor to the Borrower in an amount equal to one and one-half percent (1.5%) of the portion of the Commitment described in clause (ii)(A) of the definition of such term herein, for services provided by Energy Capital Solutions to the Borrower in connection with obtaining the Commitment.
     “Eligible Assignee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of USD 250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of USD 250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of USD 250,000,000, (d) a Lender, any Affiliate (other than individuals) or Approved Fund of a Lender, and (e) during the continuation of an Event of Default, any other Person so long as the assigning Lender provides at least five (5) Business Days prior written notice to the Agent of such assignment.
     “Equipment” shall have the meaning set forth in Section 1.01 of the Security Agreement.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Event of Default” has the meaning set forth in Article IV hereof.
     “Excluded Income Taxes” has the meaning set forth in Section 1.5(a) hereof. “Executive Order 13224” means Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001.
     “First Lien Vessels” means the four (4) U.S. flag vessels and the three (3) Vanuatu flag vessels listed on Schedule 2 attached hereto.
     “Fixed Charge Coverage Ratio” means for the Parent Guarantor and its Subsidiaries on a consolidated basis as of the last day of any fiscal quarter of the Parent Guarantor, (a) EBITDA for the four (4) quarters then ended divided by (b) the sum of (i) Current Maturities of Long Term Debt as of the last day of such quarter, plus (ii) Cash Interest paid during the four (4) quarters then ended, plus (iii) Tax Expense for the four (4) quarters then ended.
     “Fixed Rate” means the sum of (i) the Treasury Rate, plus (ii) 5.25% per annum.
     “GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.
     “GE Credit TN” means General Electric Credit Corporation of Tennessee.
     “Governmental Agencies” means any government or any state, department or other political subdivision thereof or governmental body, agency, authority, department or commission having jurisdiction over the Borrower or its properties (including without limitation any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by the foregoing.

     “Guaranty” means each guaranty executed by a Guarantor in favor of the Agent, in form and substance reasonably acceptable to the Agent.
     “Guarantors” means the Parent Guarantor and Horizon Offshore Contractors, Inc., a Delaware corporation.
     “Gulf Horizon Insurance Proceeds” means all of the proceeds and/or awards recovered by the Borrower in connection with the loss or damage to the United States flag vessel Gulf Horizon, Official Number 514595.
     “Hazardous Substances” means petroleum and used oil, or any other pollutant or contaminant, hazardous, dangerous or toxic waste, substance or material as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq. (hereinafter called “CERCLA”); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq. (hereinafter called “RCRA”); the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq. (hereinafter called “TSCA”); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801, et seq. (hereinafter called “HMTA”); the Oil Pollution Act of 1990, Pub.L. No. 101380, 104 Stat. 484 (1990) (hereinafter called “OPA”); or any other statute, law, ordinance, code or regulation of any Governmental Agency relating to or imposing liability or standards of conduct concerning the use, production, generation, treatment, storage, recycling, handling, transportation, release, threatened release or disposal of any hazardous, dangerous or toxic waste, substance or material, currently in effect or at any time hereafter adopted.
     “Indebtedness” of the Borrower or the Guarantors means all items of indebtedness which, in accordance with GAAP, would be included in determining liabilities as shown on the liability side of a balance sheet of the Borrower or the Guarantors, as of the date as of which indebtedness and liabilities is to be determined and shall include all indebtedness and liabilities of others assumed or guaranteed by the Borrower or the Guarantors or in respect of which the Borrower or the Guarantors are secondarily or contingently liable (other than by endorsement of instruments in the course of collection and performance guarantees and similar transactions entered into in the ordinary course of business) whether by reason of any agreement to acquire such indebtedness or to supply or advance sums or otherwise but shall exclude deferred Taxes.
     “Indemnitee” means the Agent, the Lenders and their officers, directors, employees, representatives, agents and Affiliates.
     “Intercreditor Agreement” means an intercreditor agreement between the Agent (and possibly the Lenders) and the Working Capital Lender on terms and conditions satisfactory to the Agent and the Lenders in their sole discretion, and consented to by the Borrower and the Guarantors, as the same may be amended from time to time.
     “Interest Expense” means interest expense determined in accordance with GAAP.
     “Interest Period” has the meaning set forth in Section 1.4(c) hereof.
     “Interest Rate” has the meaning set forth in Section 1.4(b) hereof.
     “ISPS Code” means the International Ship and Port Facility Security Code adopted by the International Maritime Organization; in accordance with Regulation 1.12 of SOLAS Chapter X1-2; Special Measures to Enhance Maritime Security.

     “ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code.
     “LIBO Rate” means, for an Interest Period, the one month rate of interest per annum in the London interbank market as reported and published on the Dow Jones Telerate System on the day that is two (2) Business Days prior to the first day of such Interest Period or, if such day is not a day on which such rate is reported and published on the Dow Jones Telerate System, then on the first preceding day on which such rate is reported and published on the Dow Jones Telerate System; provided that if on such day no such rate is reported and published on such system, the LIBO Rate for such Interest Period shall be the per annum yield for 1-month Eurodollar deposits (London) shown on the most recent (as of 5:00 p.m. Eastern time) H.15 Release posted by the Federal Reserve Board at www.federalreserve.gov/release/H15/update on the day that is two (2) Business Days prior to the first day of such Interest Period.
     “Loan” means the current principal amount and unpaid interest outstanding under this Agreement.
     “Loan Documents” means the Note, this Agreement, the Mortgages, the Security Agreement, the Guarantys, the ECH Offshore Security Agreement, the Second Lien Maritime Security Agreement, and the Accounts Receivable Security Agreements.
     “Majority Lenders” shall mean those Lenders holding at least 66% of the Loan.
     “Manchester” means Manchester Securities Corp. as administrative agent on behalf of the lenders a party to the Manchester Term Loans.
     “Manchester Term Loans” means the USD 30,000,000.00 Term Loan A from certain lenders to the Parent Guarantor and certain of its Subsidiaries, as to which Manchester acts as administrative agent and the USD 40,000,000.00 Term Loan B from certain lenders to the Parent Guarantor and certain of its Subsidiaries, as to which Manchester acts as administrative agent, each of which shall be repaid by the Advance.
     “Material Adverse Effect” means having a material adverse effect on the business, properties or condition (financial or otherwise) of the Borrower and the Guarantors taken as a whole.
     “Maturity Date” means the date sixty (60) months after the date of the Advance, but in no event later than March 9, 2011.
     “Mortgages” means the U.S. Mortgage, the Vanuatu Mortgage and the Second Mortgage.
     “MTSA” means the Maritime Transportation Security Act of 2002, as amended, Public Law 107-295.
     “Net Income” means, for any period, with respect to the Parent Guarantor and its Subsidiaries, the consolidated net income (or loss) of the Parent Guarantor and its Subsidiaries for such period, determined in accordance with GAAP applied consistently (excluding any extraordinary items during such period).
     “Note” means the Promissory Note of the Borrower in favor of the Agent, substantially in the form of Exhibit A attached hereto and made a part hereof.
     “Notice of Drawing” means the Notice of Drawing from the Borrower to the Agent, substantially in the form of Exhibit B attached hereto and made a part hereof.

     “Orderly Liquidation Value” has the meaning set forth in Section 1.6(a)(iii) hereof.
     “Other Taxes” has the meaning set forth in Section 1.5 hereof.
     “Parent Guarantor” means Horizon Offshore, Inc., a Delaware corporation.
     “Participant Register” has the meaning set forth in Section 6.6(d) hereof.
     “Payment Date” has the meaning set forth in Section 1.3(a) hereof.
     “Pecos Horizon” means the U.S. flag vessel Pecos Horizon, Official Number 528068, owned by the Borrower.
     “PEMEX Amount” means all proceeds and/or awards recovered by ECH Offshore arising from or in connection with ECH Offshore’s existing arbitration proceeding with PEMEX concerning its claims in connection with the EPC-64 contract.
     “Permitted Liens” has the meaning set forth in Section 3.3(a) of this Agreement.
     “Person” means any natural person, corporation, partnership, limited liability company, firm, association, government, Governmental Agency or any other entity other than the Borrower and whether acting in an individual, fiduciary or other capacity.
     “Plan” means any employee pension benefit plan subject to Title IV of ERISA and maintained by Borrower or any member of a Controlled Group, or any such plan, to which Borrower or any member of a Controlled Group is required to contribute on behalf of any of its employees.
     “Prepayment Premium” means the prepayment premiums required by Section 1.6(b) hereof.
     “Prime Rate” means with respect to any Interest Period, the rate publicly announced in New York, New York from time to time as the prime rate of JPMorgan Chase Bank N.A. (or any successor thereof) (“JPMorgan”). The Prime Rate shall be determined by the Agent at the close of business two (2) Business Days before a Payment Date, and shall be effective to but not including the next applicable Payment Date. The Prime Rate is not intended to be the lowest rate of interest charged by JPMorgan or the Lenders in connection with extensions of credit to debtors.
     “Prohibited Person” means (a) a person or entity subject to the provisions of Executive Order 13224; (b) a person or entity owned or controlled by, or acting for or on behalf of, an entity that is subject to the provisions of Executive Order 13224; (c) a person or entity with whom Borrower or Lender is prohibited from dealing by any of the Anti-Terrorism Laws; (d) a person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order 13224; (e) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control; or (f) a person or entity who is affiliated with a person or entity described in clauses (a) through (e) of this definition.
     “Related Lender Assignment” shall mean an assignment of all or any portion of a Loan made by a Lender to an Affiliate of such Lender or an Approved Fund of such Lender.
     “Reportable Event” means a reportable event as defined in Section 4043 of ERISA (29 U.S.C. §1343), except events for which the notice provision has been waived by the Pension Benefit Guaranty Corporation.

     “Responsible Officer” means the Borrower’s chief executive officer, the Borrower’s chief financial officer or any other officer having principal responsibility for the financial affairs of the Borrower.
     “Sea Horizon” means the Vanuatu flag vessel Sea Horizon, Official Number 1340, owned by Horizon Vessels International, Ltd., a Cayman Islands corporation, a Subsidiary of the Parent Guarantor.
     “Second Lien Maritime Security Agreement” means the Security Agreement between Horizon Vessels International, Ltd., a Cayman Islands corporation and a Subsidiary of the Parent Guarantor, and the Agent, covering the earnings, equipment and insurances with respect to the Sea Horizon, and otherwise satisfactory to the Agent in its sole discretion.
     “Second Mortgage” means that certain Preferred Ship Mortgage, executed by Horizon Vessels International, Ltd., a Cayman Islands corporation and a Subsidiary of the Parent Guarantor, for the benefit of the Agent, covering the Sea Horizon and having a second priority, junior only to the existing mortgage of GE Credit TN on such vessel, and otherwise in form and substance satisfactory to the Agent in its sole discretion.
     “Security Agreement” means the Security Agreement between the Borrower and the Agent, dated as of the date hereof, covering the charters, earnings, equipment and insurances with respect to the First Lien Vessels.
     “SMC” means the Safety Management Certificate issued to a Vessel in accordance with Regulation 4.3 of SOLAS Chapter IX; Management for the Safe Operation of Ships.
     “Subsidiaries” means, as to any Person, all corporations, partnerships (general or limited), limited liability companies or partnerships, and other entities (whether now existing or hereafter organized or acquired) in which fifty percent (50%) or more of the outstanding equity ownership interests having voting rights as of any applicable date of determination shall be owned directly, or indirectly through one or more Subsidiaries, by such Person.
     “Tangible Net Worth” means, at any particular date, all amounts which, in conformity with GAAP, would be included as stockholder’s equity on a consolidated balance sheet of the Parent Guarantor and its Subsidiaries; including without limitation adjustments for the addition of paid-in-kind interest, discounts and warrant amortization on subordinated debt; provided, however, there shall be excluded from Tangible Net Worth (a) any amount at which shares of capital stock of the Parent Guarantor or any of its Subsidiaries appear as an asset on the Parent Guarantor’s or Subsidiary’s balance sheet, (b) goodwill, including any amounts, however designated, that represent the excess of the purchase price paid for assets or stock over the value assigned thereto, (c) patents, trademarks, trade names, and copyrights, (d) loans and advances to any stockholder, director, officer, or employee of the Parent Guarantor or any of its Subsidiaries or any Affiliate thereof and (e) all other assets which are properly classified as intangible assets.
     “Taxes” has the meaning set forth in Section 1.5(a) of this Agreement.
     “Tax Expense” means, for any period respecting the Parent Guarantor and its Subsidiaries on a consolidated basis, the sum of all income tax expense for such period determined in accordance with GAAP applied consistently.
     “Total Funded Debt” means, as of any date of determination, without duplication, the sum of (a) all principal indebtedness of the Parent Guarantor and its Subsidiaries for borrowed money on that date

(other than intercompany indebtedness), plus (b) the aggregate amount of all monetary obligations of the Parent Guarantor and its Subsidiaries under any and all Capital Leases on such date.
     “Total Loss” means in respect of a Vessel or an item of Equipment (i) the actual or constructive or compromised or arranged total loss of such Vessel or item of Equipment; or (ii) the requisition for title or other compulsory acquisition of such Vessel or any item of Equipment otherwise than by requisition for hire; or (iii) the capture, seizure, attachment, detention or confiscation of such Vessel or any item of Equipment by any government or by persons acting or purporting to act on behalf of any government unless such Vessel or any item of Equipment is released from such seizure, attachment, detention or confiscation within thirty (30) days of the occurrence thereof. A Total Loss shall be deemed to have occurred (a) in the event of an actual total loss of a Vessel or any item of Equipment on the date of such loss, (b) in the event of damage to a Vessel or any item of Equipment which results in a constructive or compromised or arranged total loss of such Vessel or any item of Equipment on the date of the occurrence of the event giving rise to such damage, or (c) in the case of any event referred to in clauses (ii) or (iii) above, on the date of the occurrence of such event.
     “Treasury Rate” means the rate per annum for a Five Year U.S. Treasury security on the Closing Date, determined based on the yields to maturity for U.S. Treasury securities reported on page 5 (“U.S. Treasury and Money Markets”) of the information ordinarily provided by Dow Jones Telerate System.
     “U.S. Mortgage” means that certain First Preferred Fleet Mortgage, executed by the Borrower for the benefit of the Agent, covering the First Lien Vessels documented under the laws of the United States of America.
     “USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56, as may be amended from time to time.
     “Vanuatu Mortgage” means that certain First Preferred Fleet Mortgage, executed by the Borrower for the benefit of the Agent, covering the First Lien Vessels documented under the laws of Vanuatu.
     “Vessels” means the First Lien Vessels and the Sea Horizon.
     “Working Capital” means the excess of Current Assets over Current Liabilities.
     “Working Capital Lender” means PNC Bank, National Association, as administrative agent on behalf of itself and other lenders a party to a Working Capital Loan, or any other lender or administrative agent satisfactory to Agent in its reasonable discretion.
     “Working Capital Loan” means a working capital loan from a Working Capital Lender to the Borrower subject to the Intercreditor Agreement and otherwise on terms that are satisfactory to the Agent in its reasonable discretion.
     Any financial terms not specifically defined hereon or in the Loan Documents are used herein and therein as defined in GAAP.

ARTICLE I.
The Loan
     Section 1.1 Amount.
     (a) Subject to the terms and conditions of Section 2.1 of this Agreement, each Lender agrees, severally and not jointly, to make its percentage share of the Commitment available to the Borrower by making an Advance to the Borrower in the principal amount of its percentage share of the Commitment.
     (b) The Loan shall be made in a single Advance on the Closing Date.
     Section 1.2 Notice of Drawing. The Borrower shall make a request for the Advance by sending to the Agent a written Notice of Drawing not later than 11:00 a.m., Arizona Time, two (2) Business Days prior to the date the Advance is requested setting forth the date the Advance is required and the bank account or accounts to which the Advance is to be remitted. The Notice of Drawing shall be received by the Agent no later than two (2) Business Days immediately preceding the Drawdown Date. The Notice of Drawing shall be irrevocable.
     Section 1.3 Repayment.
     (a) In addition to interest payments due hereunder, beginning on the date which is the last day of the month in which the Closing Date occurs, and continuing on the last day of each successive calendar month thereafter (each such date a “Payment Date”) until the Maturity Date, Borrower shall pay to the Agent, for the ratable benefit of the Lenders, a principal installment on the Loan, each in the amount of (i) USD 900,000.000 in consecutive monthly installments on each of the first twenty-four (24) Payment Dates and (ii) USD 600,000.00 in consecutive monthly installments on each of the final thirty-six (36) Payment Dates. Additionally, on the Maturity Date, Borrower shall pay to the Agent, for the ratable benefit of the Lenders, the remaining principal balance of the Note, all accrued and unpaid interest on the Note and all other amounts due under the Note. If the last day of any calendar month is not a Business Day, then the Payment Date for such calendar month shall be the next succeeding Business Day.
     (b) The Loan shall be evidenced by and repayable in accordance with the terms hereof and of the Note.
     Section 1.4 Interest.
     (a) The Borrower shall pay interest, in arrears, on the unpaid principal amount of the Loan from the Closing Date until the principal amount of the Loan is paid in full, on each Payment Date at a rate of interest per annum (computed on the basis of a 360 day year and actual days elapsed) equal to the Interest Rate; provided, however, that all interest accrued on the Loan and unpaid on the Maturity Date shall be paid on the Maturity Date.
     (b) The term “Interest Rate” shall mean, (i) if the Borrower has exercised the option contained in Section 1.4(f) below, the Fixed Rate, or otherwise (ii) for each Interest Period, an interest rate per annum equal to the rate certified by the Agent to be the LIBO Rate for such Interest Period, plus four and one-half percent (4.50%).

     (c) If at any time the Agent shall determine that by reason of circumstances affecting the London interbank market adequate and reasonable means do not exist for ascertaining the Interest Rate based on the LIBO Rate for the succeeding Interest Period or that the making or continuance of the Loan at an Interest Rate based on the LIBO Rate has become impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the London interbank market, the Agent shall notify the Borrower that the Interest Rate shall be the Prime Rate, plus one and sixty five hundredths percent (1.65%) per annum. As used in this Agreement, “Interest Period” shall mean each respective and successive calendar month commencing on the Closing Date; provided, however, that no Interest Period shall commence or extend past the Maturity Date.
     (d) If any payment required under this Agreement or the Note is not paid within five (5) days after such payment is due, then, unless waived pursuant to Section 6.5 hereof, the Borrower shall pay a late charge equal to two and one half percent (2.50%) of the amount of such payment to compensate the Lenders for administrative expenses and other costs of delinquent payments. Each such late charge may be assessed without notice, shall be immediately due and payable and shall be in addition to all other rights and remedies available to the Agent and the Lender. In addition, upon the occurrence of an Event of Default, any amount of principal or any other amount due hereunder, whether at stated maturity, by acceleration or otherwise, shall bear interest from the date when due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to two and one-half percent (2.50%) per annum above the Interest Rate in effect on the first day of such Event of Default.
     (e) In no event shall any interest rate provided for in this Agreement or the Note exceed the maximum rate permitted by the then applicable law. It is the intention of the parties hereto to strictly comply with applicable usury laws; accordingly, it is agreed that, notwithstanding any provision to the contrary in this Agreement, in the Notes, or in the other Loan Documents, in no event shall this Agreement, the Note, or the other Loan Documents be construed to charge, contract for or require the payment or permit the collection of interest in excess of the maximum amount permitted by applicable law. If any such excess interest is contracted for, charged or received under this Agreement, the Note or the other Loan Documents, or in the event that all of the principal balance shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received on the principal balance shall exceed the maximum amount of interest permitted by applicable law, then in such event (i) the provisions of this Section 1.4(e) shall govern and control, (ii) neither the Borrower, any Guarantor or any other person or entity now or hereafter liable for the payment thereof shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted by applicable law, (iii) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal balance or refunded to the Borrower, at the option of the Lenders, and (iv) the effective rate of interest shall be automatically reduced to the maximum lawful contract rate allowed under applicable law as now or hereafter construed by the courts having jurisdiction thereof. It is further agreed that without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received under this Agreement, the Note and the other Loan Documents which are made for the purpose of determining whether such rate exceeds the maximum lawful contract rate, shall be made, to the extent permitted by applicable law, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the indebtedness evidenced hereby, all interest at any time contracted for, charged or received from the Borrower or otherwise by the Lenders in connection with such indebtedness; provided, however, that if any applicable state law is amended or the law of the United States of America preempts any applicable state law, so that it becomes lawful for the Lenders to receive a greater simple interest per annum rate than is presently allowed, the Borrower agrees that, on the effective date of such amendment or preemption as the case may be, the lawful maximum hereunder shall be increased to the maximum simple interest per annum rate allowed by the higher of the amended state law or the law of the United States of America.
     (f) Upon irrevocable written notice to the Agent received not later than five (5) Business Days prior to the Closing Date, the Borrower may elect to pay interest on the Loan at the Fixed Rate. Upon such timely election, Borrower shall not have the right to any additional interest rate election and, subject to the provisions of clauses (d) and (e) of this Section 1.4, interest on the Loan shall thereafter accrue at the Fixed Rate through the Maturity Date.
     Section 1.5 Payments.
     (a) The payment obligations of the Borrower under the Note and all other amounts payable under this Agreement shall be paid to the Agent at such address as the Agent may designate (not less than one (1) Business Day prior to the due date therefor), not later than 2:00 p.m. eastern standard time on the due date thereof, in lawful money of the United States. All amounts received by the Agent hereunder or under the Note shall be disbursed ratably to the Lenders on the first Business Day immediately following the date the Agent receives such amount and in accordance with the provisions of this Agreement. All payments shall be made (i) without setoff, counterclaim or condition and (ii) free and clear of, and without deduction for or on account of, any present or future taxes, levies, duties, imposts, charges, fees, deductions or withholdings of any nature (including interest, penalties and additions to tax or other liabilities with respect thereto) (“Taxes”), unless the Borrower is required by law or regulation to make payment subject to any Taxes. In the event that the Borrower is required by law or regulation to make any deduction or withholding on account of any Taxes from any payment due under this Agreement, then: (a) the Borrower shall notify the Agent promptly as soon as it becomes aware of such requirement and shall remit promptly the amount of such Taxes to the appropriate taxation authority, and in any event prior to the date on which penalties attach thereto; and (b) such payment shall be increased by such amount as may be necessary to ensure that the Agent receives a net amount, free and clear of all Taxes, equal to the full amount which the Agent would have received had such payment not been subject to such Taxes (other than Excluded Income Taxes as such term is defined below). Notwithstanding the foregoing, the Borrower shall not be liable for, or required to pay, any Taxes which are (i) imposed on the net income (before taxes) of either the Agent or Lenders or (ii) franchise taxes imposed, for both clauses (i) and (ii), by any jurisdiction in which such Lender is organized or has its principal lending office, or (iii) franchise taxes imposed by the State of Texas on either the Agent or Lenders doing business in the State of Texas, at any time on either the Agent or the Lenders by any Governmental Agency (“Excluded Income Taxes”). In addition, the Borrower agrees to pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or under the Note (“Other Taxes”). The Borrower shall deliver to the Agent and each Lender an official receipt (or, if an official receipt is not available, such other evidence of payment as shall be satisfactory to the Agent or Lenders) in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes. The Borrower shall indemnify the Agent and the Lenders in respect of Taxes (other than Excluded Income Taxes) paid by the Agent or any Lender whether or not such Taxes or Other Taxes were correctly or legally asserted and shall supply copies of applicable tax receipts. Such indemnification shall be paid within 10 days from the date on which the Agent or Lender makes written demand therefor specifying in reasonable detail the nature and amount of such Taxes or Other Taxes.

     (b) If any payment to be made by the Borrower shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day.
     (c) Each payment to be made on a Payment Date and all prepayments, and other payments shall be applied first to the payment of accrued and unpaid interest on the Loan, then to the payment of all other amounts due under this Agreement and the other Loan Documents, and the balance shall be applied to the payment of principal due under the Note in inverse order of maturity.
     (d) The Borrower shall indemnify the Lenders and the Agent on demand against all costs, expenses, liabilities and losses (including funding losses) actually incurred by the Lenders and the Agent as a result of or in connection with: (a) the occurrence and/or continuance of any Event of Default (or event which, with the giving of notice and/or lapse of time or other applicable condition would constitute an Event of Default); and/or (b) any judgment or order which relates to any sum due hereunder being expressed in a currency other than the currency expressed to be due hereunder and as a result of a variation in rates of exchange between the rate at which such amount is converted into such other currency for the purposes of such judgment or order and the rate prevailing on the date of actual payment of such amount pursuant thereto; and/or (c) any postponement of the Closing Date occurring because of one or more of the conditions precedent set forth in Article II shall not have been satisfied or waived as a result of the Borrower’s failure to satisfy such condition; and/or (d) any payment of principal of or interest on the Note made on a Business Day which is not a Payment Date. The above indemnities are separate and independent obligations of the Borrower and apply irrespective of any indulgence granted by the Lenders or the Agent.
     Section 1.6 Prepayment.
     (a) Mandatory Prepayments.
     (i) (1) USD 5,000,000.00 Prepayment. The Borrower shall make, on or prior to the twenty-fourth (24th) Payment Date, an aggregate of at least USD 5,000,000.00 in principal prepayments in addition to scheduled payments under Section 1.3(a) hereof. Such prepayments shall consist of (i) an additional principal installment in the amount of the Gulf Horizon Insurance Proceeds (up to, but not in excess of, when aggregated with any payment made pursuant to clause (ii) below, USD 5,000,000.00), which, if not paid directly to the Agent, shall be due and payable on the Business Day after receipt by the Borrower of the Gulf Horizon Insurance Proceeds, (ii) an additional principal installment in the amount of the PEMEX Amount (up to, but not in excess of, when aggregated with any payment made pursuant to clause (i) above, USD 5,000,000.00), which, if not paid directly to the Agent, shall be due and payable on the fifth (5th) Business Day after receipt by ECH Offshore S. de R.L. de C.V. of the PEMEX Amount, and (iii) an additional principal installment in the amount, if any, by which USD 5,000,000.00 exceeds the amounts, if any, that have been paid pursuant to clauses (i) and (ii) above, which remaining amount, if any, shall be due and payable on the twenty-fourth (24th) Payment Date together with all other amounts then due and owing hereunder or under the Note.
          (2) Total Loss. If a Total Loss shall occur, the Borrower shall have the option, subject to the following conditions and provisions, to provide additional collateral for the Loan in lieu of prepaying the Loan in the amount of the insurance proceeds payable with respect to such Total Loss. In order for the Borrower to elect the option to provide such additional collateral, (A) the additional collateral must consist of a vessel and/or equipment acceptable to all of the Lenders, (B) the Orderly Liquidation Value of such additional collateral, based upon a physical appraisal prepared by an appraiser acceptable to the Majority Lenders, must be equal to or higher than the Orderly Liquidation Value of the lost Vessel or Equipment, as shown on the most recent appraisal thereof prepared for the Agent, (C) all insurance proceeds payable with respect to the lost Vessel or Equipment shall be delivered to the Agent, as and when paid, to be held by the Agent as cash collateral for the Loan in a non-interest-bearing account, (D) such additional collateral shall be added to the lien of the Mortgages and the Security Agreement within one hundred eighty (180) days after the date of the occurrence of such Total Loss, (E) no Event of Default or event, which with the giving of notice, the passage of time, or both, would constitute an Event of Default, shall exist at the time such additional collateral is proposed to be added to, or on the date such additional collateral is added to, the lien of the Mortgages and the Security Agreement, (F) all costs associated with the addition of such collateral, including all costs of appraisal, documentation and filing, shall be borne by the Borrower and, to the extent any of such costs have been paid for by Agent or any Lender, such costs shall be reimbursed by the Borrower to the Agent and/or the Lenders on the date such additional collateral is added to the lien of the Mortgages and the Security Agreement, and (G) all of the representations and warranties set forth in Section 3.1 of this Agreement with respect to any collateral for the Loan shall be deemed made by the Borrower, with respect to such additional collateral, on the date the same is added to the lien of the Mortgages and the Security Agreement, and the Borrower shall issue its certificate to the Agent and the Lenders certifying as to such matters on such date. If insurance proceeds paid with respect to the Total Loss giving rise to the addition of such collateral shall have been delivered to the Agent prior to the time additional collateral meeting the requirements of the preceding sentence has been added to the lien of the Mortgages and the Security Agreement, the Agent shall pay over such insurance proceeds to or at the direction of the Borrower upon addition of such collateral to the lien of the Mortgages and the Security Agreement. If insurance proceeds paid with respect to such Total Loss shall have been delivered to the Agent, and the Borrower has not provided satisfactory replacement collateral meeting the requirements of the second sentence of this Section 1.6(a)(i)(2) within one hundred eighty (180) days after the date of the occurrence of such Total Loss, the Agent shall apply such insurance proceeds as a prepayment on the Loan. If neither additional collateral meeting the requirements of the second sentence of this Section 1.6(a)(i)(2) nor insurance proceeds paid with respect to such Total Loss have been received by the Agent by the date that is one hundred eighty (180) days after the date of such Total Loss, the Borrower, on such date, shall make a prepayment on the Loan in the amount necessary to restore the ratio of Collateral Value to the outstanding principal amount of the Loan to not less than 1.25 to 1, and shall pay accrued interest thereon to the date of such prepayment together with any other amount due hereunder or under any Loan Document; provided, however, that notwithstanding such prepayment, the Borrower shall remain obligated to make an additional prepayment on the Loan, within one (1) Business Day after receipt of such insurance proceeds, in the amount, if any, by which the amount of the insurance proceeds payable with respect to such Total Loss exceeds the amount of such prepayment made by the Borrower described in this sentence.
          (3) Partial Loss. If there shall have occurred loss or damage to a Vessel or any item of Equipment which does not rise to the level of a Total Loss, the underwriters may pay direct for the repair, salvage or other charges or, if the Borrower shall have first fully repaired the damage or paid all of the salvage or other charges, may pay the Borrower as reimbursement therefore; provided, however, that if such amounts are greater than USD 500,000.00 and the Borrower shall not have fully repaired the damage or paid all of the salvage or other charges or if an Event of Default has occurred and is continuing, the underwriters shall not make such payment without first obtaining the written consent of the Agent. If the Agent does not so consent, all such proceeds shall be paid to the Agent, for the ratable benefit of the Lenders, for the purpose of prepaying amounts outstanding hereunder or under any other Loan Document.
          (4) Gulf Horizon Insurance Proceeds and PEMEX Amount. Once the aggregate principal prepayment required by Section 1.6(a)(i)(1) above has been paid, and provided no Event of Default exists at such time, the Agent shall make available to the Borrower, within fifteen (15) days after receipt thereof by the Agent, all other amounts received by the Agent with respect to the Gulf Horizon Insurance Proceeds and the PEMEX Amount. For the sake of clarification, the amount made available to the Borrower under this Section does not constitute proceeds of the Loan and is not subject to the provisions of Section 3.3(cc) of this Agreement.
     (ii) Collateral Value. On or about each anniversary of this Agreement, the Agent shall arrange to have the Orderly Liquidation Value of each of the Vessels determined at the Borrower’s expense by an independent appraisal firm chosen by the Agent (with the consent of the Lenders) and reasonably acceptable to the Borrower. The most recent determination of the aggregate Orderly Liquidation Values of all of the Vessels is hereinafter referred to as the “Collateral Value”. If the ratio of the Collateral Value to the outstanding principal amount of the Loan shall be less than 1.25 to 1, then the Borrower shall either prepay within five (5) days of the Agent’s demand the amount of the Loan necessary to restore the ratio referred to herein together with payment of accrued interest thereon and all other amounts contractually due at that time or provide additional security for the Loan which shall be acceptable to the Agent (with the consent of the Lenders) for these purposes.
     (iii) Orderly Liquidation Value. The “Orderly Liquidation Value” of any Vessel shall have the meaning customarily attributed to it in the equipment appraisal industry at the time of the valuation, less the estimated marshalling, reconditioning and sale expenses designed to maximize the resale value of such Vessel (as determined by the appraisal firm referred to above). The appraisal firm’s valuation shall be made with or without physical inspection at the Agent’s discretion.
     (iv) Application of Mandatory Prepayments; No Prepayment Premium. The Agent shall apply payments received pursuant to this Section 1.6(a) in accordance with Section 1.5(c) hereof. No Prepayment Premium shall be payable with respect to any mandatory prepayment made by the Borrower pursuant to this Section 1.6(a).
     (b) Voluntary Prepayment.
     (i) The Borrower may prepay in full or in part amounts outstanding under the Note and this Agreement on any Payment Date after giving at least three (3) Business Days prior notice of such prepayment and payment to the Lender of accrued and unpaid interest under the Note and all other amounts due under this Agreement and the other Loan Documents, including the Prepayment Premium referred to below. Any notice of prepayment hereunder shall be irrevocable.

     (ii) The Lender shall apply payments received pursuant to this Section 1.6(b) in accordance with Section 1.5(c) above.
     (iii) Prepayments made under this Section 1.6(b) shall include a Prepayment Premium as follows:
          (A) If made on or before the first anniversary of the Closing Date - four percent (4%) of the aggregate principal amount prepaid;
          (B) If made after the first anniversary of the Closing Date, but on or before the date that is twenty-three months after the Closing Date — three percent (3%) of the aggregate principal amount prepaid;
          (C) If made after the date that is twenty-three months after the Closing Date, but on or before the third anniversary of the Closing Date - two percent (2%) of the aggregate principal amount prepaid;
          (D) If made after the third anniversary of the Closing Date, but on or before the fourth anniversary of the Closing Date — one percent (1%) of the aggregate principal amount prepaid; or
          (E) If made after the fourth anniversary of the Closing Date — no Prepayment Premium shall be due.
     Section 1.7 Security. All amounts due hereunder and under the Note shall be secured by the Guaranty, the Mortgages and the Security Agreement. Simultaneous with the execution of documents evidencing the Working Capital Loan, and upon receipt by the Agent of counterparts thereof executed by the Working Capital Lender, the Borrower and the Guarantors, the Agent (and, if requested by any party thereto, the Lenders) will execute and deliver the Intercreditor Agreement to the Working Capital Lender.
     Section 1.8 Fees.
     (a) Upon execution of this Agreement, the Borrower shall pay to the Agent for the benefit of the Lenders (in such proportions as the Lenders may agree in accordance with their respective shares of the Commitment) a non-refundable facility fee of one percent (1.00%) of the Commitment.
     (b) Upon execution of this Agreement, the Borrower shall pay to the Agent, for its account, a non-refundable agency fee of one quarter percent (0.25%) of the Commitment.
     Section 1.9 Sharing of Payments, Etc. The Borrower agrees that, in addition to (and without limitation of) any right of set-off, bankers’ lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option after an Event of Default has occurred and is continuing to offset balances held by it for the account of the Borrower at any of its offices against any principal of or interest on any portion of the Loan attributable to such Lender hereunder or any other obligation of the Borrower hereunder which is not paid (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify the Borrower and the Agent thereof, provided that such Lender’s failure to give such notice shall not affect the validity thereof. If a Lender shall obtain payment of any principal of or interest on any portion of the Loan attributable to it under this Agreement or other obligation then due hereunder to such Lender, through the exercise of any right of set-off or lien granted under Section 5.13 below), bankers’ lien, counterclaim or similar right, or otherwise, it shall promptly purchase from the other Lenders participations in the Loan attributable to it, or the other obligations of the Borrower hereunder of, the other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Lenders shall share the benefit of such payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro-rata in accordance with their respective portions of the Loan. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any Lender so purchasing a participation in the Loan may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of the Loan or other obligations in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligations of the Borrower to such Lender.
ARTICLE II.
Conditions Precedent
     Section 2.1 Conditions Precedent to Advance. The Lenders’ execution and delivery of this Agreement and the making of the Advance are subject to the following conditions having been satisfied in the reasonable opinion of the Lenders on or prior to the Closing Date:
     (a) Each of this Agreement and the other Loan Documents shall have been duly authorized and executed with original counterparts thereof delivered to the Agent or its counsel.
     (b) The Borrower, the Guarantors, Horizon Vessels International, Ltd. and ECH Offshore shall have delivered to the Lenders evidence of good standing, certificates of incumbency and duly certified resolutions of their Boards of Directors and all such other corporate documentation authorizing them to enter into the transactions contemplated by this Agreement and the other Loan Documents.
     (c) The Lenders shall have received opinions from Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P, counsel to the Borrower and the Guarantors, an opinion of Solomon Harris, counsel to Horizon Vessels International, Ltd., an opinion of Goodrich, Riquelme y Asociados, counsel to ECH Offshore and an opinion of Agent’s counsel, Gardere Wynne Sewell LLP, each in form and substance satisfactory to the Lenders.
     (d) The representations and warranties contained in Article III of this Agreement and in each other Loan Document shall be true on the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and no Event of Default specified in Article IV hereof and no event which, with the lapse of time or the notice and lapse of time specified in Article IV hereof, would become such an Event of Default, shall have occurred and be continuing or shall have occurred at the completion of the making of the Loan, and the Lenders shall have received satisfactory certificates signed by Responsible Officers of the Borrower and the Guarantors, as to all questions of fact involved in this condition.
     (e) There shall have been no material adverse change in the business, financial condition or operations of the Borrower and of the Guarantors as reported in the Parent Guarantor’s September 30, 2005 consolidated financial statements and the financial guidance for calendar year 2005 as provided for in the Parent Guarantor’s October 31, 2005 press release.

     (f) The Lenders shall have received evidence that the person specified to act as agent for service of process for the Borrower and the Guarantors pursuant to Section 6.3 has agreed to so act.
     (g) The Lenders shall have received certificates of the Borrower and the Guarantors signed by an officer in charge of environmental affairs and safety as to compliance by the Borrower and the Guarantors with all environmental, safety and public health laws and regulations applicable to the Borrower and the Guarantors, including without limitation of the foregoing, all other laws and regulations affecting or relating to the Vessels, in each case the noncompliance with which would have a Material Adverse Effect.
     (h) The Borrower shall have provided evidence of insurance maintained by the Borrower and Horizon Vessels International, Ltd. on the Vessels as required by the Mortgages and Article 5 of the Security Agreement and Second Lien Maritime Security Agreement, accompanied by a report of the Borrower’s insurance broker that such insurance complies with the terms of the Mortgages, the Security Agreement and Second Lien Maritime Security Agreement.
     (i) All actions necessary to perfect the security interests created by the U.S. Mortgage, the Vanuatu Mortgage, the Security Agreement, the ECH Offshore Security Agreement and the Accounts Receivable Security Agreements shall have been taken.
     (j) If GE Credit TN has consented to the execution thereof on or prior to such date, the Second Mortgage shall have been duly executed and delivered and all actions necessary to perfect the security interests created thereby shall have been taken, and the Second Lien Maritime Security Agreement shall have been duly executed and delivered.
     (k) All orders, consents, approvals, licenses, authorizations and validations of, and filings, recordings and registrations with and exemptions by any Governmental Agency or any Person (other than any routine filings which may be required after the date hereof with appropriate governmental authorities in connection with the operation of the Vessels) required to (i) authorize the execution, delivery and performance by the Borrower and the Guarantors of the Loan Documents to which they are parties or (ii) prevent the execution, delivery and performance by the Borrower and the Guarantors of the Loan Documents to which they are parties from resulting in a breach of any of the terms or conditions of, or resulting in the imposition of any lien, charge or encumbrance upon any properties of the Borrower or the Guarantors pursuant to, or constituting a default (with due notice or lapse of time or both), or resulting in an occurrence of any event for which any holder or holders of Indebtedness may declare the same due and payable under, any indenture, agreement, order, judgment or instrument under which the Borrower or the Guarantors are a party (other than the Mortgages, or the Security Agreement) or to the Borrower’ knowledge after due inquiry by which the Borrower or the Guarantors or their property may be bound or affected, or under the Certificates of Incorporation or By-Laws of the Borrower or the Guarantors, shall have been obtained or made.
     (l) The Agent shall have received a report appraising the Orderly Liquidation Value of the Vessels prepared by Merrill Marine Services, Inc. in form and substance satisfactory to the Lenders.
     (m) The Agent shall have been paid the fees required under Section 1.8 and all other fees, costs and expenses then due and payable by Borrower or pursuant to Section 6.7 hereof.

     (n) The Agent shall have received evidence satisfactory to the Agent that the Manchester Term Loans and the CIT Term Loan are being satisfied and discharged with proceeds of the Loan, and all liens and security interests securing such loans have been or will be released.
     (o) The Lenders shall have received such other documents and instruments they reasonably request necessary to consummate the transactions described in this Agreement, in each case in form and substance reasonably satisfactory to them.
     Section 2.2 Waiver of Conditions Precedent. All of the conditions precedent contained in this Article II are for the sole benefit of the Lenders and the Lenders may waive any or all of them in their absolute discretion.
ARTICLE III.
Representations, Warranties and Covenants
     Section 3.1 Representations of the Borrower. The Borrower represents and warrants that:
     (a) It is a corporation duly organized and validly existing, in good standing under the laws of the State of Delaware and has the requisite power and authority (i) to carry on its business as presently conducted, (ii) to enter into and perform its obligations under each Loan Document to which it is a party, and (iii) to borrow moneys and guarantee the debts of others.
     (b) The execution, delivery and performance by it of each Loan Document to which it is a party, and any other instrument or agreement provided for by this Agreement, have been duly authorized by all necessary corporate action, do not require stockholder approval other than such as has been duly obtained or given, do not or will not contravene any of the terms of its certificate of incorporation or bylaws, and will not violate any provision of law or of any order of any court or governmental agency if such violation would result in a Material Adverse Effect, or constitute (with or without notice or lapse of time or both) a default under, or result (except as contemplated by this Agreement) in the creation of any security interest, lien, charge or encumbrance upon any of its properties or assets pursuant to, any agreement, indenture or other instrument to which it is a party or by which it may be bound; this Agreement and each Loan Document to which it is a party has been duly executed and delivered by such Borrower and constitutes its legal, valid and binding agreement or instrument, enforceable in accordance with the respective terms thereof.
     (c) Other than as set forth on Schedule 3.1(c) hereto, there are no suits or proceedings pending or to its knowledge threatened against or affecting the Borrower or the Guarantors which if adversely determined would have a Material Adverse Effect.
     (d) The principal place of business of the Borrower and the Guarantors and the place where all records relating to the transactions contemplated hereby, including records relating to the operations of the Vessels are kept is 2500 CityWest Blvd., Suite 2200, Houston, Texas 77042.
     (e) Other than such as have been obtained, no license, consent, approval of or filing or registration with any Governmental Agency or other regulatory authority is required for the execution, delivery and performance of this Agreement or any Loan Document or any instrument contemplated herein or therein. The Borrower and the Guarantors are the holders of all certificates and authorizations of governmental authorities required by law to enable them to engage in the business transacted by them.
     (f) No part of the proceeds of the Loan will be used for any purpose that violates the provisions of any of Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors. The Borrower is not engaged in the business of extending credit to others for the purpose of purchasing or carrying margin stock within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System. If requested by the Agent, the Borrower will furnish to the Lenders in connection with the Loan hereunder a statement in conformity with the requirements of Federal Reserve Form U1 referred to in said Regulation U. Borrower is not an “investment company” or a company “controlled” by an “investment company” (as each of such terms is defined or used in the Investment Company Act of 1940, as amended). No proceeds of the Loan will be used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934, as amended.
     (g) Neither the Borrower, the Parent Guarantor nor Horizon Offshore Contractors, Inc. has any Subsidiaries except as set forth on the organizational charts set forth on Schedules 3.1(g)-A through C attached hereto and made a part hereof.
     (h) Each of the Borrower and each of the Guarantors has filed or caused to be filed all tax returns required by the United States of America, the state of its principal place of business and the states where its business or operations require such filings which are required to be filed and has paid or caused to be paid all taxes as shown on such returns or on any assessment received by it to the extent that such taxes have become due and except as to such taxes being contested in good faith by appropriate proceedings for which adequate reserves are being maintained. Each of the Borrower and the Guarantors has established reserves to the extent believed by it to be adequate for the payment of additional taxes for years which have not been audited by the respective tax authorities.
     (i) The Parent Guarantor is the sole shareholder of the Borrower.
     (j) (i) Each of the Borrower and the Guarantors has duly complied with, and the Vessels and their other properties and operations are in compliance with, the provisions of all applicable environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder of all Governmental Agencies, the non-compliance with which would have a Material Adverse Effect.
     (ii) As of the date of this Agreement, neither the Borrower nor the Guarantors has received notice from any Governmental Agency, and has no knowledge, of any fact(s) which constitute a violation of any applicable environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder of all Governmental Agencies, which relate to the use or ownership of the Vessels or properties owned or operated by the Borrower or the Guarantors.
     (iii) Each of the Borrower and the Guarantors has been issued all required permits, licenses, certificates and approvals of all Governmental Agencies relating to (a) air emissions, (b) discharges to surface water or ground water, (c) noise emissions, (d) solid or liquid waste disposal, (e) the use, generation, storage, transportation, treatment, recycling or disposal of Hazardous Substances or (f) other environmental, health or safety matters which are material and necessary for the ownership or operation of the Vessels or other properties owned or operated by the Borrower or the Guarantors and such permits, licenses, certificates and approvals are in full force and effect on the date of this Agreement, except for such permits, licenses, certificates and approvals as to which the failure to have issued or to have in effect would not result in a Material Adverse Effect.
          (iv) Except in accordance with a valid governmental permit, license, certificate or approval, there has been no spill or unauthorized discharge or release of any material amount of Hazardous Substances to the environment at, from, or as a result of any operations on the Vessels or other properties and operations owned or operated by Borrower or the Guarantors, whether or not required to be reported to any Governmental Agency by Borrower or a Guarantor.
          (v) There has been no material complaint, compliance order, compliance schedule, notice letter, notice of citation or other similar notice from any applicable environmental agency delivered to Borrower or the Guarantors which concerns the operations of the Vessels or other properties owned or operated by Borrower or the Guarantors and which would result in a Material Adverse Effect.
     (k) All representations and warranties made by the Borrower herein or by Borrower or the Guarantors pursuant to any Loan Document or made in any certificate or written statement delivered pursuant hereto or thereto (i) do not contain any untrue statement of or omit to state a material fact necessary to make the statements contained herein or therein not misleading and (ii) shall survive the making of the Loan hereunder and the execution and delivery to the Agent of the Note and any other Loan Document.
     (l) As of the date of this Agreement, no Vessel is subject to any bareboat charter with any Person other than a Subsidiary of Parent Guarantor.
     Section 3.2 Affirmative Covenants of Borrower. Until the payment in full of all amounts due under this Agreement and the Note by the Borrower, unless compliance shall have been waived by the Lenders in the Lenders’ sole discretion, the Borrower and the Guarantors agree that:
     (a) Financial Statements, Reports and Inspection.
     (i) The Borrower and the Guarantors will furnish to the Agent:
     (A) as soon as possible and in any event within two (2) Business Days after an officer of the Borrower has knowledge of the occurrence of any Event of Default, or any event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, which is continuing on the date of such statement, the statement of the chief financial officer of the Borrower setting forth the details of such Event of Default or event and the action which the Borrower proposes to take with respect thereto;
     (B) as soon as available and in any event within forty-five (45) days after the last day of each month, a copy of the Parent Guarantor’s consolidated financial statements for such month, prepared in accordance with GAAP and certified by the chief financial officer or chief accounting officer of the Parent Guarantor;

     (C) as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of the Parent Guarantor, a copy of the Parent Guarantor’s consolidated and consolidating financial statements for such quarter, prepared in accordance with GAAP and certified by the chief financial officer or chief accounting officer of the Parent Guarantor;
     (D) as soon as available and in any event within ninety (90) days after the close of each fiscal year of the Parent Guarantor, (i) a copy of the Parent Guarantor’s consolidated audited financial statements for such year, prepared in accordance with GAAP and certified by Grant Thornton LLP or other independent public accountants of recognized standing acceptable to the Agent and (ii) a copy of the Parent Guarantor’s consolidating audited financial statements for such year, prepared in accordance with GAAP and certified by the chief financial officer or chief accounting officer of the Parent Guarantor;
     (E) as soon as available and in any event within thirty (30) days after the end of each month, a barge location report in form and substance satisfactory to the Agent;
     (F) a barge activity schedule containing such information and delivered as often as is reasonably requested by the Agent;
     (G) as soon as available and in any event within thirty (30) days after the end of each calendar quarter, a work on hand report and a bidding schedule, each being effective as of the last day of such quarter, in a form and containing such information as is reasonably requested by the Agent;
     (H) as soon as possible and in any event by December 31 of each year an annual business plan for the Parent Guarantor for the coming year, including projections of utilization of the Vessels, expenses and revenues; and
     (I) (x) as soon as possible, and in any event, within 30 days after the Borrower or either of the Guarantors knows that any Reportable Event with respect to any Plan has occurred, a statement of an officer of the Borrower or either of the Guarantors setting forth details as to such Reportable Event and the action which the Borrower or the Guarantors propose to take with respect thereto, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation if a copy of such notice is available to the Borrower or the Guarantor and (y) promptly after receipt thereof a copy of any notice relating to a Reportable Event received by the Borrower, any Guarantor or any other member of the Controlled Group from the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any Plan; provided, however, this Section 3.2(a)(i)(I)(y) shall not apply to notice of general application promulgated by the Department of Labor.
     (ii) With respect to the items to be delivered to Agent in Sections 3.2(a)(i) (C) and (D)(i) above, the Parent Guarantor shall be deemed to have furnished the information required thereby if the Parent Guarantor shall have timely made the same available on “EDGAR” and/or on its home page on the worldwide web (at the date of this Agreement located at http://www.horizonoffshore.com); provided, however, that if the Agent or any Lender is unable to access EDGAR or the Parent Guarantor’s home page on the worldwide web or is unable to access such information from such sources, the Parent Guarantor agrees to provide such party with paper copies of the information required to be furnished pursuant to Sections 3.2(a)(i) (C) and/or (D)(i) above promptly following notice from such party. Information required to be delivered pursuant to Sections 3.2(a)(i) (C) and (D)(i) above shall be deemed to have been delivered on the date on which the Parent Guarantor provides notice to the Agent that such information has been posted on “EDGAR” or the Parent Guarantor’s website or another website identified in such notice and accessible by the Agent without charge (and the Parent Guarantor hereby agrees to provide such notice). In the event that the Parent Guarantor is no longer required to file quarterly or annual reports with the SEC or any successor agency, the Parent Guarantor agrees to provide the Agent with paper copies of the information required to be furnished pursuant to Sections 3.2(a)(i) (C) and (D)(i) above when and as required above.
     (iii) The Borrower or the Guarantors will, upon request, furnish to the Agent such information as the Agent may reasonably request with respect to the business, affairs or condition (financial or otherwise) of the Borrower or the Guarantors and will permit the Lenders or their representatives at any reasonable time or times during normal business hours upon three (3) Business Days’ prior notice, to inspect the properties of the Borrower or the Guarantors, to inspect, audit and examine the books or records of the Borrower or the Guarantors and to take extracts therefrom and will reimburse the Lenders for all reasonable expenses incurred in connection therewith.
     (iv) Within forty-five (45) days of the close of the first three quarters of the Borrower’s fiscal year and on the dates that the annual reports required pursuant to Section 3.2(a)(i)(D) above are provided to the Lenders, the Parent Guarantor shall furnish to the Agent a Compliance Certificate.
     (b) Insurance. The Borrower shall insure, or cause to be insured, the Vessels pursuant to the terms of the Mortgages and the Equipment pursuant to the terms of Article 5 of the Security Agreement. The Borrower will promptly notify the Lenders of any material changes in such insurances or any change in the underwriters or clubs providing such insurances. The Borrower shall annually but no later than the anniversary of the date of this Agreement furnish the Lenders with evidence of all such insurance policies currently in force. Within sixty (60) days after the Closing Date, the Borrower shall provide the Agent with a waiver from the underwriter of the mortgagee’s interest insurance policy required by Section 15 of the Mortgages of any present or future assertion that a claim by the Agent under such insurance policy shall be denied, invalidated or unenforceable based on the Borrower’s purchase and payment for such insurance policy.
     (c) Other Debt. The Borrower and the Guarantors will promptly pay and discharge any and all Indebtedness, liens, charges, and all Taxes imposed upon them or upon their income or profits, or upon any of their properties prior to the date on which penalties accrue thereon, and lawful claims which, if unpaid, might become a lien or charge upon the property of the Borrower or the Guarantors, except such as may in good faith be contested or disputed, provided appropriate reserves are maintained in accordance with GAAP.
     (d) Maintenance of Existence; Conduct of Business. The Borrower and the Guarantors will preserve and maintain their corporate existence, their business as presently conducted, and all of their rights, privileges and franchises necessary or desirable in the normal conduct of said business, and will conduct their businesses in an orderly, efficient and regular manner, in compliance with all laws and all licenses and material agreements to which they are a party.
     (e) Financial Records. The Borrower and the Guarantors will keep books of record and account in which proper entries will be made of their transactions in accordance with GAAP.
     (f) Maintenance of Vessels. The Borrower will maintain, or cause to be maintained, the Vessels in the highest classification for such vessels with the American Bureau of Shipping, Lloyds Register of Shipping or such other classification society as the Agent may approve.
     (g) Environmental Compliance.
     (i) The Borrower will comply with, will cause the Guarantors to comply with and will use their best efforts to cause their agents, contractors and sub-contractors (while such Persons are acting within the scope of their contractual relationship with the Borrower) to so comply with (i) all applicable environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder of all Governmental Agencies and (ii) the terms and conditions of all applicable permits, licenses, certificates and approvals of all Governmental Agencies now or hereafter granted or obtained with respect to the Vessels or other properties owned or operated by the Borrower and the Guarantors unless such compliance would violate the laws or regulations of the jurisdictions in which the Vessels are located or operating.
     (ii) The Borrower will use its and will cause the Guarantors to use their best efforts and safety practices to prevent the unauthorized release, discharge, disposal, escape or spill of Hazardous Substances on or about the Vessels or other properties owned or operated by the Borrower or the Guarantors.
     (h) Environmental Notifications. The Borrower shall notify the Agent, in writing, within five (5) Business Days of any of the following events occurring after the date of this Agreement:
     (i) Any written notification made by the Borrower or the Guarantors to any U.S. or foreign federal, state or local environmental agency required under any federal, state or local environmental statute, regulation or ordinance relating to a spill or unauthorized discharge or release of any Hazardous Substance to the environment at, from, or as a result of any operations on, the Vessels or other properties owned or operated by the Borrower or the Guarantors;
     (ii) Knowledge by an officer of the Borrower of receipt of service by the Borrower or the Guarantors of any complaint, compliance order, compliance schedule, notice letter, notice of violation, citation or other similar notice or any judicial demand by any U.S. or foreign court, federal, state or local environmental agency, alleging (A) any spill, unauthorized discharge or release of any Hazardous Substance to the environment from, or as a result of the operations on, the Vessels or other properties owned or operated by the Borrower or the Guarantors, or (B) violations of applicable laws, regulations or permits regarding the generation, storage, handling, treatment, transportation, recycling, release or disposal of Hazardous Substances on or as a result of operations on the Vessels or other properties owned or operated by the Borrower or the Guarantors.

     (iii) It is understood by the parties hereto that the above mentioned notices are solely for the Agent’s and the Lenders’ information, may not otherwise be required by any U.S. or foreign federal, state or local environmental laws, regulations or ordinances, and are to be considered confidential information by the Agent and the Lenders.
     (iv) The term “environmental agency” as used herein shall include, but not be limited to, the United States Environmental Protection Agency, the United States Coast Guard, the United States Minerals Management Service, the United States Department of Transportation (in its administration of the Hazardous Materials Transportation Act, 49 U.S.C. Sec. 1801, et seq.) and other analogous or similar Governmental Agencies regulating or administering statutes, regulations or ordinances relating to or imposing liability or standards of conduct concerning the generation, storage, use, production, transportation, handling, treatment, recycling, release or disposal of any Hazardous Substance.
     (i) Environmental Indemnification.
     (i) The Borrower hereby agrees to indemnify and hold the Indemnitees harmless from and against any and all claims, losses, liability, damages and injuries of any kind whatsoever asserted against any Indemnitee with respect to or as a direct result of the presence, escape, seepage, spillage, release, leaking, discharge or migration from the Vessels or other properties owned or operated by the Borrower or the Guarantors of any Hazardous Substance, including without limitation, any claims asserted or arising under any applicable environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder of all Governmental Agencies, whether or not caused by or within the control of the Borrower.
     (ii) It is the parties’ understanding that neither the Agent, the Lenders nor any other Indemnitee does now, has never and does not intend in the future to exercise any operational control or maintenance over the Vessels or any other properties owned or operated by the Borrower or the Guarantors, nor has any of them in the past, presently, or intends in the future to, maintain an ownership interest in the Vessels or any other properties owned or operated by the Borrower or the Guarantors except as may arise upon enforcement of the Agent’s rights under the Mortgages or the Security Agreement.
     (iii) Should, however, the Agent, the Lenders or any other Indemnitee hereafter exercise any ownership interest in or operational control over the Vessels or any other properties owned or operated by the Borrower or the Guarantors, e.g., including but not limited to, through foreclosure, then the above stated indemnity and hold harmless shall be limited with respect to any actions or failures to act by the Agent, the Lenders or other Indemnitee subsequent to exercising such interest or operational control, to the extent such action or inaction by the Agent, the Lenders or other Indemnitee is admitted by the Agent, the Lenders or other Indemnitee or is found by a court of competent jurisdiction to have caused or made worse any condition for which liability is asserted, including but not limited to, the presence, escape, seepage, spillage, leaking, discharge or migration on or from the Vessels or other properties owned or operated by the Borrower or the Guarantors of any Hazardous Substance.
     (iv) The indemnity and hold harmless contained in this Section 3.2(i) shall not extend to the Agent, the Lenders or any other Indemnitee in its capacity as an equity investor in the Borrower or the Guarantors or as an owner of any property or interest as to which the Borrower or the Guarantors are also an owner but only to the such Indemnitee’s capacity as a lender or a holder of security interests.
     (j) Notification of Total Loss. In the event of any Total Loss of any Vessel or any item of Equipment, the Borrower shall give written or telefax notice to the Agent not later than five (5) Business Days after they have actual knowledge of such occurrence.
     (k) Second Mortgage. Borrower agrees to use its best efforts to cause GE Credit TN (and all other persons whose consent is required) to consent to the execution and delivery by Horizon Vessels International, Ltd. of the Second Mortgage and the Second Lien Maritime Security Agreement. If such documents are not executed on or prior to the Closing Date, the Borrower shall continue to use its best efforts to obtain such consent, and, if obtained, shall promptly thereafter execute such documents, and undertake such related action as the Agent may reasonably require.
     (l) Anti-Terrorism. Borrower represents, warrants, covenants and agrees that as of the date of this Agreement and continuing throughout the Term, the following statements are and shall be true, correct and complete without material misrepresentation or omission:
     (i) Borrower is and will continue to be in compliance with the Anti-Terrorism Laws.
     (ii) Borrower has established policies and procedures designed to prevent and detect money laundering, including processes to meet all applicable anti-money laundering requirements of the USA Patriot Act.
     (iii) Borrower has identified, and will continue to identify, the entities with whom it does business, and will retain all documentation necessary to identify those entities and their sources of funds.
     (iv) Borrower is not, and will not be, a Prohibited Person.
     (v) Borrower does not and will not (i) conduct any business or engage in any transaction or dealing with any Prohibited Person or (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order 13224.
Borrower will promptly notify Agent and each Lender in the event that it has reason to believe that (i) any of the warranties and representations contained in this Section 3.2(l) are no longer correct and/or (ii) Borrower is in default of any of the covenants and agreements contained in this Section 3.2(l).
     (m) Supplemental Legal Opinions. Within thirty (30) days after the date of this Agreement, the Borrower will cause (i) Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. to deliver to the Agent and the Lenders its opinion with respect to the valid recording and first priority status (except with respect to the Mortgage covering the SEA HORIZON, which shall be a second priority mortgage) of the Mortgages, satisfactory in form and substance to the Agent and Majority Lenders and (ii) Solomon Harris to deliver to the Agent and the Lenders its opinion as to the recording of the charge of the Second Lien Maritime Security Agreement on the records of Horizon Vessels International, Ltd., and the perfection of the security interest created thereby under the laws of the Cayman Islands, satisfactory in form and substance to the Agent and Majority Lenders.
     Section 3.3 Negative Covenants of Borrower. Until the payment in full of all amounts due under this Agreement and the Note by the Borrower, the Borrower and the Guarantors agree that they will not without the prior written consent of all the Lenders:
     (a) Liens on Vessels and Equipment. Create, incur, assume or suffer to exist any lien (including any encumbrance or security interest) of any kind upon the Vessels or the Equipment, except for the liens and other encumbrances set forth below (the “Permitted Liens”):
     (i) liens for Taxes not at the time delinquent or thereafter payable without penalty or being contested in good faith, provided provision is made to the extent required by GAAP for the eventual payment thereof in the event it is found that such are payable by the Borrower or the Guarantors;
     (ii) liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith, provided provision is made to the extent required by GAAP for the eventual payment thereof in the event it is found that such sums are payable by the Borrower or the Guarantors;
     (iii) maritime liens:
     (A) arising in the ordinary course of business by operation of law that are not paid within thirty (30) days of the date claimed or, if later, within terms provided by the applicable vendor or supplier, or that are being contested in good faith by appropriate proceedings and for which reserves have been made to the reasonable satisfaction of the Lenders; or
     (B) arising in connection with salvage and general average; or
     (C) arising in connection with crew wages claimed but not paid within thirty (30) days of the date claimed;
     (iv) liens incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders and statutory obligations entered into in the ordinary course of business or to secure obligations on surety or appeal bonds in the ordinary course of business or easements, rights of way and similar encumbrances incurred in the ordinary course of business and not interfering with the ordinary conduct of the business of the Borrower and the Guarantors;
     (v) judgment liens in existence less than thirty (30) days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full by insurance;
     (vi) liens required by the terms of this Agreement;
     (vii) purchase money security interests in connection with capital expenditures permitted by Section 3.3(x) below; and

     (viii) the mortgage of GE Credit TN on the Sea Horizon.
     (b) Liens on Other Collateral. Create, incur, assume, or suffer to exist any lien (including any encumbrance or security interest) of any kind upon any other collateral for the Loan (other than Vessels and Equipment), except for Permitted Liens and liens and encumbrances of the Working Capital Lender that may be permitted in the Intercreditor Agreement.
     (c) Consolidation, Merger, Etc. Consolidate with or merge with, or sell (whether in one transaction or in a series of transactions) all or substantially all of their assets to any Person, except that one or more of Borrower and the Guarantors may merge with each other upon (i) not less than thirty (30) days prior written notice to the Agent, and (ii) the execution by the surviving entity of any and all documents and agreements as may be requested by the Agent.
     (d) Modification of Agreements. Amend, modify or otherwise change any of the Loan Documents.
     (e) Indebtedness. Incur any Indebtedness, except:
     (i) the Loan;
     (ii) accounts payable and accrued liabilities incurred in the ordinary course of business;
     (iii) letters of credit, performance and bid bonds obtained by the Borrower or the Guarantors in the ordinary course of their business in an aggregate amount not to exceed USD 40,000,000.00;
     (iv) supersedeas bonds obtained by the Borrower or the Guarantors in the ordinary course of their business;
     (v) purchase money indebtedness in connection with capital expenditures permitted by Section 3.3(x);
     (vi) the Working Capital Loan; and
     (vii) the Indebtedness listed on Schedule 3.3(e) attached hereto and made a part hereof.
     (f) Reportable Event. Cause or allow to occur a Reportable Event which could reasonably be expected to have a Material Adverse Effect.
     (g) Change of Legal Structure. Cause or allow to occur any material change in their present Certificate of Incorporation or By-Laws that would adversely affect the rights of the Lenders or change their jurisdiction of incorporation.
     (h) Change of Place of Business. Make any change in the address of their principal place of business or their chief executive office except upon thirty (30) days’ prior written notice to the Agent.
     (i) Management of Vessels. Subject to subsection (j) below, change the flag, class, ownership, management or control of any Vessel.

     (j) Charter. Cause or allow any Vessel to be bareboat chartered for a period longer than six (6) months to any Person, other than a Subsidiary of the Parent Guarantor in the ordinary course of business, without the prior written consent of the Agent, which consent shall not be unreasonably withheld.
     (k) Modifications to Vessels. Other than the upgrades and modifications commenced on or before the date of this Agreement, cause or allow any change in the physical characteristics of any Vessel that would, in the reasonable judgment of the Agent, materially interfere with the suitability of such Vessel for normal commercial offshore construction operations; the consent of the Agent to any such modification not to be unreasonably withheld.
     (l) Sale of Vessel, Etc. Sell, transfer or assign any Vessel or Equipment, or any right to receive the revenue from any Vessel provided, however, that:
     (i) the Borrower and the Guarantors may sell, transfer or assign any surplus or scrap equipment from the Vessels or Vessel’s Equipment in the ordinary course of business in an amount of up to USD 500,000.00 annually; and
     (ii) the Borrower and the Guarantors may sell, transfer or assign any item of Equipment or any other equipment from the Vessels if they first replace such items with equipment of equal or greater value.
     (m) Current Ratio. Permit the Current Ratio to be less than 1.1 to 1 at the end of any fiscal quarter of the Parent Guarantor.
     (n) Working Capital. Permit Working Capital to be less than USD 3,000,000.00 at the end of any fiscal quarter of the Parent Guarantor.
     (o) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio to be less than 1.33 to 1 at the end of any fiscal quarter of the Parent Guarantor.
     (p) Debt Ratio. Permit the Debt Ratio to be greater than 55% at the end of any fiscal quarter of the Parent Guarantor.
     (q) Tangible Net Worth. Permit Tangible Net Worth at the end of any fiscal quarter of the Parent Guarantor to be less than the sum of (i) USD 140,000,000 plus (ii) 50% of quarterly positive net income for each fiscal quarter of the Parent Guarantor, commencing with respect to the fiscal quarter ended December 31, 2005, plus (iii) 50% of the sum of (A) the amount of net proceeds received by the Borrower or any Guarantor from any future public or private sales of the common stock of any of them after the date of this Agreement, and (B) to the extent not already included in any of the foregoing, the amount of other increases in shareholder equity occurring after the date of this Agreement.
     (r) Payments on Subordinated Debt. Pay any Cash Interest or any principal on any debt subordinated to the Loan (it being agreed that for purposes of this paragraph, the Working Capital Loan is not considered subordinated to the Loan); provided that, with respect to permitted Indebtedness of the Parent Guarantor which is subordinated to the Loan, the foregoing prohibition does not preclude the Parent Guarantor from converting any of such Indebtedness into, or exchanging any of such indebtedness for, equity of the Parent Guarantor.

     (s) Compliance with Federal Reserve Board Regulations. Permit any part of the proceeds of the Loan to be used, directly or indirectly, for the purpose of purchasing or carrying any margin security within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or for the purpose of purchasing or carrying or trading in any securities under such circumstances as to involve the Borrower or the Guarantors in a violation of Regulation X of said Board or the Lenders in a violation of Regulation U of said Board. In particular, without limitation of the foregoing, neither the Borrower nor the Guarantors will use any part of the proceeds of the Loan to be made hereunder to acquire for itself or for any other person any publicly-held securities of any kind. The assets of the Borrower and the Guarantors do not and will not include any margin securities, and the Borrower and the Guarantors have no present intention of acquiring any margin securities. As used in this Section 3.3(s), the terms “margin security” and “purpose of purchasing or carrying” shall have the meanings assigned to them in the aforesaid Regulation U, and the term “publicly-held”, in respect of securities, shall have the meaning assigned to it in Section 220.7(a) of Regulation T of said Board. If requested by the Lenders, the Borrower will furnish to the Lenders a statement or statements in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation U.
     (t) Loans and Investments. Excluding investments in Cash Equivalents, advance funds to, or make investments in, (whether by way of loan, stock purchase or capital contribution) any Person other than advances to or investments in any wholly-owned Subsidiary of the Parent Guarantor.
     (u) Contracts with Affiliates. Enter into any transaction with any director, officer, employee, shareholder or Affiliate of the Borrower or the Guarantors except on terms no less favorable to the Borrower than the Borrower could obtain in an arms length transaction with Persons not affiliated with the Borrower.
     (v) Change of Management. Cause or allow to occur any material change in their present executive management.
     (w) Lease Expense. Excluding Capital Leases and rental for their principal place of business referred to in Section 3.1(d) above, incur or pay more than USD 5,000,000.00 per year in the aggregate for the lease, charter or rental of equipment, vessels or real property pursuant to leases, charters or rental agreements having a term in excess of six (6) months.
     (x) Capital Expenditures. Make any capital expenditures other than those for the purpose of the acquisition or upgrading of marine construction vessels and the acquisition of equipment and accessories related to such vessels, or other equipment in the ordinary course of the Borrower’s business.
     (y) Dividends. Allow the Parent Guarantor to make any dividend payments or other distributions to its stockholders or redeem or otherwise acquire any of its stock.
     (z) Use of Vessels. Except for the use of the Brazos Horizon in offshore West Africa until approximately May 1, 2006, and its relocating thereafter in due course to the Gulf of Mexico, cause or allow any First Lien Vessel to be used outside of the Gulf of Mexico basin (including U.S. waters, Mexican waters and international waters therein), unless expressly consented to in writing by the Agent, in its reasonable discretion.
     (aa) Fiscal Years. Change or allow to change the fiscal year of Borrower or any Guarantor from one ending on December 31.

     (bb) Line of Business. Enter into any new line of business unrelated to their present activities after the date of this Agreement.
     (cc) Purpose. Use proceeds of the Loan for any purpose other than (i) to refinance the Manchester Term Loans and the CIT Loan, (ii) if Borrower elects, to pay the fees described in Section 1.8(a) and (b) of this Agreement and (iii) to pay the ECS Fees, and for no other purpose.
ARTICLE IV.
Events of Default
If any of the following events shall occur and be continuing (each an “Event of Default”):
     (a) the Borrower shall fail to pay any principal of or interest on the Note or any other amount due hereunder or thereunder, which failure shall continue for three (3) Business Days after the date when due;
     (b) any insurance required by this Agreement, or any other Loan Document lapses, is cancelled or is not renewed, or there is any modification to the terms of any hull or machinery policy, war risk policy or other policy insuring physical aspects of the Vessels and Equipment that, in the sole discretion of the Agent, has a material and adverse effect on the insurance of such Vessel and/or Equipment, or there is any modification to the terms of any other insurance required by this Agreement that, in the sole discretion of the Agent, is a material and adverse modification thereto;
     (c) (i) default in the performance of any agreement, covenant, term or condition contained in any Mortgage to be performed by the Borrower or Horizon Vessels International, Ltd., after giving effect to any applicable grace period contained therein;
          (ii) default in the performance of any agreement, covenant, term or condition contained herein or in any Loan Document to be performed by the Borrower, the Guarantors or Horizon Vessels International, Ltd., other than as described in (a), (b) or (c)(i) above, if such default has continued for ten (10) days after notice thereof by the Agent to the Borrower;
     (d) any representation or warranty made by the Borrower or the Guarantors herein or made in any certificate or financial statement furnished to the Lenders or the Agent hereunder or under any of the Loan Documents shall prove to have been incorrect in any material respect when made;
     (e) an event of default under the Working Capital Loan, any indebtedness described in Schedule 3.3(e) hereto, or any other loan agreement, credit agreement, security agreement, guaranty agreement or lease agreement now existing or hereafter entered into by the Borrower or the Guarantors in an aggregate amount in excess of USD 1,000,000.00 that is not remedied within any stated grace periods.
     (f) Any of the following events shall occur:
          (1) the entry by a court of competent jurisdiction of one or more final judgments against Borrower, Horizon Vessels International, Ltd. or any Guarantor in an uninsured or unindemnified aggregate amount in excess of USD 500,000.00 which is not discharged, waived, appealed, stayed, bonded or satisfied for a period of thirty (30) consecutive days;
          (2) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of Borrower, Horizon Vessels International, Ltd. or any Guarantor in an involuntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state, or foreign bankruptcy, insolvency, or other similar law or (B) a decree or order adjudging Borrower, Horizon Vessels International, Ltd. or any Guarantor a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Borrower, Horizon Vessels International, Ltd. or any Guarantor under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency, or similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Borrower, Horizon Vessels International, Ltd. or any Guarantor or of any substantial part of the property or assets of Borrower, Horizon Vessels International, Ltd. or any Guarantor, or ordering the winding up or liquidation of the affairs of Borrower, Horizon Vessels International, Ltd. or any Guarantor, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of sixty (60) consecutive days;
          (3) (A) the commencement by Borrower, Horizon Vessels International, Ltd. or any Guarantor of a voluntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent; or (B) the consent by Borrower, Horizon Vessels International, Ltd. or any Guarantor to the entry of a decree or order for relief in respect of Borrower, Horizon Vessels International, Ltd. or such Guarantor in an involuntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state, or foreign bankruptcy, insolvency or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against Borrower, Horizon Vessels International, Ltd. or any Guarantor; or (C) the filing by Borrower, Horizon Vessels International, Ltd. or any Guarantor of a petition or answer or consent seeking reorganization or relief under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or other similar law; or (D) the consent by Borrower, Horizon Vessels International, Ltd. or any Guarantor to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of Borrower, Horizon Vessels International, Ltd. or any Guarantor or of any substantial part of the Property or assets of Borrower, Horizon Vessels International, Ltd. or any Guarantor, or the making by Borrower, Horizon Vessels International, Ltd. or any Guarantor of an assignment for the benefit of creditors; or (E) the admission by Borrower, Horizon Vessels International, Ltd. or any Guarantor in writing of its inability to pay its debts generally as they become due; or (F) the taking of corporate action by Borrower, Horizon Vessels International, Ltd. or any Guarantor in furtherance of any such action; or
     (g) any Guaranty shall for any reason cease to be, or be asserted by Borrower or any Guarantor not to be, in full force and effect (except pursuant to the release of a Guaranty in accordance herewith), then the Agent may, and upon instruction of the Majority Lenders shall, by written notice to the Borrower (1) immediately terminate the commitment of the Lenders hereunder; (2) declare the principal of, and interest accrued to the date of such declaration on, the Note together with all other amounts due hereunder or under any of the Loan Documents, to be forthwith due and payable, whereupon the same shall become forthwith due and payable (provided, however, no notice or declaration shall be required and such amounts shall be immediately due and payable upon the occurrence of an event described in Article IV(f)(2) or (3) hereof) and (3) exercise any remedies to which it may be entitled by any Loan Document or by applicable law.
ARTICLE V.
The Agent
     Section 5.1 Appointment and Duties of Agent.
     (a) The parties hereto agree that The CIT Group/Equipment Financing, Inc. shall act, subject to the terms and conditions of this Article V, as the Agent and, in respect of the Mortgages, as trustee, for the Lenders in connection with the Loan, and to the extent set forth herein each Lender hereby irrevocably appoints, authorizes, empowers and directs the Agent to take such action on its behalf and to exercise such powers as are specifically delegated to the Agent herein or are reasonably incidental thereto in connection with the administration of and the enforcement of any rights or remedies with respect to this Agreement, the Note and the other Loan Documents. It is expressly understood and agreed that the obligations of the Agent under the Loan Documents are only those expressly set forth in this Agreement. The Agent shall use reasonable diligence to examine the face of each document received by it hereunder to determine whether such documents, on their face, appear to be what they purport to be. However, the Agent shall not under any duty to examine into and pass upon the validity or genuineness of any documents received by it hereunder and the Agent shall be entitled to assume that any of the same which appears regular on its face is genuine and valid and what it purports to be.
     (b) Subject to the provisions of Section 6.5 of this Agreement, the Agent shall act pursuant to the instructions of the Majority Lenders in all matters relating to the Loan Documents; provided, that this Section 5.1(b) shall not permit any amendment, waiver, modification, termination or discharge of any Loan Document or any provisions thereof except pursuant to the terms of Section 6.5 hereof.
     Section 5.2 Discretion and Liability of Agent. Subject to Sections 5.1(b) above and 5.3 and 5.5 below, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it under any of the Loan Documents or otherwise, or with respect to taking or refraining from taking any action or actions which it may be able to take under any of the Loan Documents. Neither the Agent nor any of its directors, officers, employees, agents or representatives shall be liable for any action taken or omitted by it hereunder or in connection herewith, except for its own gross negligence or willful misconduct. The Agent shall incur no liability under, or in respect of this Agreement or the other Loan Documents by acting upon a notice, certificate, warranty or other paper or instrument reasonably believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment, or which may seem to it to be necessary or desirable in the premises.

     Section 5.3 Event of Default.
     (a) The Agent shall be entitled to assume that no Event of Default or event which would constitute an Event of Default after notice or lapse of time, or both, has occurred and is continuing, unless the Agent has actual knowledge of such facts or has received notice from the Borrower or a Guarantor or from a Lender in writing that such Lender considers that an Event of Default or event which would constitute an Event of Default after notice or lapse of time, or both, has occurred and is continuing and which specifies the nature thereof.
     (b) In the event that the Agent shall acquire actual knowledge of any Event of Default or event which would constitute an Event of Default after notice or lapse of time, or both, or shall have received notice from the Borrower, a Guarantor or a Lender as provided in Section 5.3(a) above, the Agent shall promptly notify (either orally, confirmed in writing, or in writing) the Lenders of such Event of Default or event and shall take such action and assert such rights as are contemplated under this Agreement and in an emergency, or if requested in writing by the Majority Lenders shall, take such action and assert such rights as are contemplated under this Agreement. To the extent not otherwise paid by the Borrower, the Agent shall be indemnified pro rata by the Lenders against any liability or expenses (except for any liability or expenses caused by Agent’s gross negligence or willful misconduct), including, but not limited to, travel expenses and external counsel fees and expenses, incurred in connection with taking such action as Agent, and not as a Lender. The Agent may refrain from acting in accordance with any instructions from the Majority Lenders until it shall have been indemnified to its satisfaction against any and all costs and expenses which it will or may expend or incur in complying with such instructions.
     Section 5.4 Consultation. When acting in connection with this Agreement, or the other Loan Documents, the Agent may, with the consent of the Majority Lenders, engage and pay for the advice and services of any lawyers, accountants, surveyors, appraisers or other experts whose advice or services may to it appear necessary, expedient or desirable and the Agent shall be entitled to fully rely upon any opinion or such advice so obtained.
     Section 5.5 Communications to and from Agent. When any notice, approval, consent, waiver or other communication or action is required or may be delivered by the Lenders hereunder or the other Loan Documents, action by the Agent (upon the direction, approval or consent of each Lender, all Lenders or the Majority Lenders, as applicable pursuant to the requirements set forth in this Agreement) shall be effective for all purposes hereunder. The Borrower and the Guarantors may rely on any communication from the Agent hereunder or the other Loan Documents, and need not inquire into the propriety of or authorization for such communication. Upon receipt by the Agent from the Borrower, the Guarantors or any Lender of any communication it will, in turn, promptly forward such communication to the Lenders; provided, however, that the Agent shall not be liable for any costs, expenses or losses arising from any failure to so forward any such communication unless caused by the gross negligence or willful misconduct of the Agent.
     Section 5.6 Limitations of Agency. Notwithstanding anything in the Loan Documents, expressed or implied, it is agreed by the parties hereto, that the Agent will act under the Loan Documents as Agent solely for the Lenders and only to the extent specifically set forth herein, and will, under no circumstances, be considered to be an agent or fiduciary of any nature whatsoever in respect to any other person. The Agent, in its individual capacity, may generally engage in any business with the Borrower and the Guarantors or any of their Affiliates as if it was not the Agent.

     Section 5.7 No Representations or Warranty.
     (a) No Lender (including the Agent) makes to any other Lender any representation or any warranty, expressed or implied, or assumes any responsibility with respect to the Loan or the execution, construction or enforceability of the Loan Documents or any instrument or agreement executed by the Borrower, the Guarantors or any other Person in connection therewith.
     (b) The Agent takes no responsibility for the accuracy or completeness of any information concerning the Borrower and the Guarantors distributed by the Agent in connection with the Loan nor for the truth of any representation or warranty given or made herein, nor for the validity, effectiveness, adequacy or enforceability of this Agreement or any of the other Loan Documents.
     Section 5.8 Lender Credit Decision. Each Lender acknowledges that it has independent of and without reliance upon any other Lender (including the Agent) or any information provided by any other Lender (including the Agent) and based on the financial statements of the Borrower and the Guarantors and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independent of and without reliance upon any other Lender (including the Agent) and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under this Agreement and any other documents relating thereto.
     Section 5.9 Indemnity. Notwithstanding any of the provisions hereof, to the extent the Agent has not been so indemnified by the Borrower, the Lenders shall severally, pro-rata in respect of their respective Commitments, indemnify the Agent against any and all losses, costs, liabilities, damages or expenses, including but not limited to, reasonable travel expenses and external counsel’s reasonable fees and expenses, arising from, or in connection with, its performance as Agent hereunder and not caused by its gross negligence or willful misconduct.
     Section 5.10 Resignation. The Agent may resign as such at any time upon at least thirty (30) days’ prior notice to the Borrower and the Lenders, provided that such resignation shall not take effect until a successor agent has been appointed. In the event of a resignation by the Agent, the Lenders shall promptly appoint a successor agent from among the Lenders.
     Section 5.11 Disbursements and Distributions. On the date of the Advance, the Agent shall disburse each Lender’s pro rata portion of the Commitment to or at the direction of the Borrower pursuant to this Agreement, to the extent received by the Agent from such Lender. The Agent shall be responsible for promptly distributing, on the Business Day immediately following the date received by the Agent, each Lender’s share of all net amounts received by the Agent under any of the Loan Documents pursuant to the letter agreements among the Agent and the Lenders dated the date hereof. Each Lender shall be responsible for designating by written notice to the Agent the account to which such distribution shall be deposited.
     Section 5.12 Limitation of Suits. All rights of action and claims under this Agreement, the Mortgages and the Security Agreement of the Lenders shall be prosecuted and enforced only by the Agent. The Lenders agree that they shall not independently institute any proceedings, judicial or otherwise, to enforce their rights against the Borrower under this Agreement, the Mortgages or the Security Agreement. However, notwithstanding anything contained in this Section 5.12, the Lenders shall always retain their ability to retain independent counsel and to protect their rights under this Agreement and the other Loan Documents.

     Section 5.13 Right of Setoff. Subject to the provisions of Section 1.9 hereof, upon the occurrence and during the continuation of any Event of Default, the Lenders each are hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to setoff and apply any and all deposits (general or special, time or demand, provisional or final, whether or not such setoff results in any loss of interest or other penalty, and including without limitation all certificates of deposit) at any time held by the Lenders and all of the indebtedness arising in connection with this Agreement irrespective of whether or not such Lender will have made any demand under this Agreement, the Note or any other Loan Document. The Borrower also hereby grants to each of the Lenders a security interest in and hereby transfers, assigns, sets over and conveys to each of the Lenders, as security for payment of the Loan, all such deposits, funds or property of the Borrower or indebtedness of any Lender to the Borrower. Should the right of any Lender to realize funds in any manner set forth hereinabove be challenged and any application of such funds be reversed, whether by court order or otherwise, the Lenders shall make restitution or refund to the Borrower pro rata in accordance with their respective portions of the Loan. Each Lender agrees to promptly notify the Borrower and the Agent after any such setoff and application, provided that the failure to give such notice will not affect the validity of such setoff and application. The rights of the Agent and the Lenders under this Section 5.13 are in addition to other rights and remedies (including without limitation other rights of setoff) which the Agent or the Lenders may have. Nothing contained herein shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower to such Lender.
ARTICLE VI.
Miscellaneous
     Section 6.1 Notices. All notices, requests and demands shall be in writing (including via email or telecopier transmission) given to or made upon the respective parties hereto as follows:
     In the case of the Borrower, at
Horizon Vessels, Inc.
2500 CityWest Blvd., Ste. 2200
Houston, Texas 77042
Attention: David Sharp, President and CEO
Telecopier: (713) 361-2677
E-mail:
     In the case of the Lenders, at
The CIT Group/Equipment Financing, Inc.
P.O. Box 27248
Tempe, Arizona 85282-7248
Attention: Vice President - Credit
Telecopier:
E-mail:

Merrill Lynch Capital,
a Division of Merrill Lynch Business Financial Services Inc.
101 California Street, Suite. 1310
San Francisco, California 94111
Attention: Mr. David Buccolo
Telecopier:
E-mail:
Ableco Finance LLC
c/o Cerberus Capital Management, L.P.
299 Park Avenue, 23rd Floor
New York, New York 10171
Attention: Mr. Timothy D. Fording
Telecopier:
E-mail:
A3 Funding LP
c/o Cerberus Capital Management, L.P.
299 Park Avenue, 23rd Floor
New York, New York 10171
Attention: Mr. Timothy D. Fording
Telecopier:
E-mail:
AIG Commercial Equipment Finance, Inc.
5700 Granite Parkway, Suite 850
Plano, Texas 75024
Attention: Funding and Administration Manager
Telecopier:
E-mail:
GATX Financial Corporation
4 Embarcadero Center, Suite 2200
San Francisco, California 94111
Attention: Specialty Portfolio Management
Telecopier: (415) 955-3288
E-mail: gwen.campbell@gatx.com
     In the case of the Agent, at
The CIT Group/Equipment Financing, Inc.
1540 Fountainhead Parkway
Tempe, Arizona 85282
Attention: Vice President-Credit
Telecopier:
E-mail:

     With a copy to:
Mr. Randall L. Jones
Gardere Wynne Sewell LLP
1000 Louisiana, Suite 3400
Houston, Texas 77002
Telecopier: (713) 276-6766
E-mail: RJones@gardere.com
or in such other manner as any party hereto shall designate by written notice to the other parties hereto. All such notices shall be effective upon delivery or three (3) days after being deposited in the United States mail with postage prepaid certified, return receipt requested in a correctly addressed wrapper, or upon receipt if delivered to Federal Express or similar courier company or transmitted by telefax during normal business hours. All notices, demands, requests, communications and other documents delivered hereunder or under the Loan Documents, unless submitted in the English language, shall be accompanied by certified English translation thereof.
     Section 6.2 No Waiver. No failure on the part of the Lenders or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Lenders or the Agent of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.
     Section 6.3 Applicable Law and Jurisdiction.
     (a) THIS AGREEMENT AND THE LOAN DOCUMENTS PROVIDED FOR HEREIN (INCLUDING, BUT NOT LIMITED TO, THE VALIDITY AND ENFORCEABILITY HEREOF AND THEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, OTHER THAN CONFLICT OF LAWS RULES THEREOF. Any legal action or proceeding against the Borrower or the Guarantors with respect to this Agreement or any Loan Document may be brought in the courts of the State of New York, the U.S. Federal Courts in such state, sitting in the County of New York, or in the courts of any other jurisdiction where such action or proceeding may be properly brought, and the Borrower and the Guarantors hereby irrevocably accept the jurisdiction of such courts for the purpose of any action or proceeding. The Borrower and the Guarantors hereby designate and irrevocably appoint and empower CT Corporation System (the “Process Agent”), currently located at 1633 Broadway, New York, New York 10019 in each case as its authorized agent to accept, receive and acknowledge for and on behalf of each and its property service of any and all process which may be served but only in any action, suit or proceeding of the nature referred to above in the State of New York and further agree that failure of such firm to give the Borrower or the Guarantors any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. The Borrower and the Guarantors hereby irrevocably authorize and direct the Process Agent to accept such service on their behalf. The Borrower and the Guarantors further irrevocably consent to the service of process out of said courts by the mailing thereof by the Agent by U.S. registered or certified mail postage prepaid to the party to be served at its address designated in Section 6.1. The Borrower and the Guarantors agree that a final judgment in any action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Nothing in this Section 6.3 shall affect the right of the Lenders or the Agent to serve legal process in any other manner permitted by law or affect the right of the Lenders or the Agent to bring any action or proceeding against the Borrower or the Guarantors or their properties in the courts of any other jurisdiction. To the extent that the Borrower or the Guarantors has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to either itself or its property, the Borrower and the Guarantors hereby irrevocably waive such immunity in respect of their obligations under this Agreement and the other Loan Documents. The Borrower and the Guarantors hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any Loan Document brought in the Supreme Court of the State of New York, County of New York or the U.S. District Court for the Southern District of New York, and hereby further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
     (b) THE LENDERS, THE AGENT, THE BORROWER AND THE GUARANTORS IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     Section 6.4 Severability. In the event that any provision of this Agreement is held to be void or unenforceable in any jurisdiction, all other provisions shall remain unaffected and be enforceable in accordance with their terms in such jurisdiction, and all provisions of this Agreement shall remain unaffected and shall be enforceable in accordance with their terms in all other jurisdictions.
     Section 6.5 Amendment.
     (a) Neither this Agreement nor any other Loan Document, nor any provision hereof or thereof, including without limitation this Section 6.5, may be amended, modified, waived, discharged or terminated, or any consent related thereto granted, orally, but only by an instrument in writing signed by the Borrower and Majority Lenders; provided, however, that no such amendment, modification, waiver, discharge, termination or consent shall, without the consent of each Lender (1) extend the Maturity Date, extend the time of payment for or reduce the amount of any scheduled principal repayment, or reduce the rate or extend the time of payment of interest on the Loan or Note (except that the Agent may, in its discretion, without the consent of any of the Lenders, but upon notice to the Lenders, so long as no other Event of Default then exists hereunder, waive (A) the applicability of up to two (2) late charges during the term of the Loan, so long as the payment to which such late charge relates was paid within ten (10) days after such payment was due and (B) the applicability of a post-default interest rate increase for up to thirty (30) days if the Borrower has paid a late charge with respect to the past-due payment giving rise to such otherwise increased interest rate) or reduce the principal amount thereof, (2) release any Vessel or other material amount of collateral for the Loan (except as expressly provided in the Loan Documents), (3) amend, modify or waive any provision of this Section 6.5, (4) change the percentage specified in the definition of Majority Lenders, (5) consent to the assignment or transfer by the Borrower of any of its rights or obligations under this Agreement or the other Loan Documents, (6) amend, modify or waive any provision in this Agreement or in any other Loan Document to the extent providing for payments or prepayments on the Note to be applied pro rata among the Lenders, or (7) release any Guarantor from its Guaranty; provided, further, that no such amendment, modification, waiver, discharge, termination or consent shall (y) increase the Commitment of any Lender over the amount thereof then in effect without the consent of such Lender or (z) without the consent of the Agent, amend, modify or waive any provision relating to the rights or obligations of the Agent.

     (b) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Guarantors, the Agent and the Lenders, and their respective successors and assigns, except that the Borrower and the Guarantors shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of the Agent and all the Lenders.
     Section 6.6 Assignment and Participation.
     (a) Each Lender shall have the right to assign or grant participation in all or any portion of its portion of the Loan outstanding under this Agreement or the Note to any Eligible Assignee, so long as, at least five (5) Business Days prior to the effectiveness of such assignment (except in the case of a Related Lender Assignment, which shall be governed by the provisions of Section 6.6(b) below) (i) an Assignment and Acceptance with respect to such assignment is delivered to the Agent and (ii) the assigning Lender or the assignee pays to the Agent a transfer fee in an amount equal to USD 3,500.00 (the “Assignment Fee”), at which time such Eligible Assignee shall become entitled to the benefits, and subject to the requirements and obligations, of this Agreement and the other Loan Documents.
     (b) A Lender may effect a Related Lender Assignment without paying the Assignment Fee and without delivering an Assignment and Acceptance to the Agent or to any other Person; provided, however, that (i) the Borrower and the Agent may continue to deal solely and directly with such assigning Lender until the date that is five (5) Business Days after an Assignment and Acceptance has been delivered to the Agent for recordation in the Register, (ii) the failure of such assigning Lender to deliver an Assignment and Acceptance to the Agent shall not affect the legality, validity, or binding effect of such assignment as between such assigning Lender and such assignee, and (iii) an Assignment and Acceptance between the assigning Lender and an Affiliate of such Lender or Approved Fund of such Lender shall be effective as of the date specified in such Assignment and Acceptance, once recorded on the Related Party Register (as defined below). Subject to the provisions of this Section 6.6, the Borrower agrees that each assignee party to a Related Lender Assignment shall be entitled to the benefits, and subject to the requirements and obligations, of this Agreement and the other Loan Documents to the same extent as if it had consummated such assignment and acceptance by delivery of an Assignment and Acceptance to the Agent.
     (c) The Agent shall, on behalf of and acting solely for this purpose as the non-fiduciary agent of the Borrower, maintain, or cause to be maintained at the Agent’s office where the Borrower makes payments due hereunder, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans (and stated interest thereon) (the “Registered Loans”). In the case of any Related Lender Assignment, the Lender making such Related Lender Assignment shall, on behalf of and acting solely for this purpose as the non-fiduciary agent of the Borrower, maintain a comparable register (the “Related Party Register”). The entries in the Register (or, in the case of a Related Lender Assignment, the Related Party Register) shall be conclusive and binding for all purposes, absent manifest error. The Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register (and any Lender that makes a Related Lender Assignment shall treat each Person whose name is recorded in the Related Party Register) as a Lender hereunder for all purposes of this Agreement, including, without limitation, the right to receive payments of principal and interest hereunder. The Register and the Related Party Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. A Registered Loan may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register or the Related Party Register. Any assignment or sale of all or part of such Registered Loan may be effected only by registration of such assignment or sale on the Register or the Related Party Register. Within thirty (30) days (five (5) Business Days in the event of a Related Lender Assignment) after its receipt of a completed Assignment and Acceptance executed by an assigning Lender and an assignee, and the Assignment Fee if required by the provisions of this Section 6.6, the Agent shall record the information contained therein in the Register.
     (d) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments, the Loans made by it); provided, that (i) such Lender’s obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except that a participant that is an Affiliate or Approved Fund of the participating Lender may require such Lender to obtain such participant’s approval before such participating Lender approves any (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the collateral or any Loan Party (except as set forth in this Agreement or any other Loan Document). The Loan Parties agree that any participant that is an Affiliate or Approved Fund of the participating Lender (but not other participants) shall be entitled to the benefits of Section 1.5(a) of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender.
     (e) In the event that any Lender sells participations in a Registered Loan, such Lender shall maintain a register on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan which is the subject of the participation (the “Participant Register”). A Registered Loan may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. Further, any Lender shall have the right, without notice or the payment of an Assignment Fee, to encumber or hypothecate its interest to any funding source or participant (collectively, for purposes of this paragraph, a “Funding Source”) as long as such Funding Source maintains a “blind” status and such Lender continues to act in its capacity as a Lender hereunder notwithstanding the Funding Source.
     (f) Except to the extent set forth in Section 6.5(d) above, neither any participant of a Registered Loan nor any Funding Source shall be entitled to the benefits, or subject to the requirements and obligations, of this Agreement, and the Borrower and the Agent may continue to deal solely and directly with the participating, encumbering or hypothecating Lender.
     Section 6.7 Costs, Expenses and Taxes. The Borrower agrees to pay on demand all reasonable fees, costs and expenses in connection (i) with the preparation, execution, delivery, administration, amendment and enforcement of this Agreement, the Note, the other Loan Documents and any other documents to be delivered hereunder and thereunder (including, without limitation, the appraisal and inspection reports required hereunder) and any amendment, modification or supplement hereto or thereto, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Lenders and the Agent, and any special counsel associated with them, and with respect thereto and the filing of any document or instrument in connection with any of the foregoing, (ii) with respect to reasonable fees and out of pocket expenses of counsel for advising the Lenders and the Agent as to their rights and responsibilities under this Agreement and the transactions contemplated thereby after an Event of Default or an event which, with the giving of notice or lapse of time, or both, shall have occurred, and (iii) with any filing or recording of any document or instrument. In addition, the Borrower shall jointly and severally pay any and all stamp and other taxes (including, without limitation penalties and interest assessed thereon) other than Excluded Income Taxes payable or determined to be payable in connection with the execution, delivery or performance of this Agreement and the Loan Documents and any other documents to be delivered hereunder and thereunder and agrees to save the Agent and Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes. The Borrower has delivered to the Agent a deposit in the amount of USD 100,000.00, to be applied against costs and expenses described in this Section.
     Section 6.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.
     Section 6.9 Section Headings. The headings of the various Sections and subsections of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.
     Section 6.10 Merger. THIS AGREEMENT AND THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT AMONG THE BORROWER, THE AGENT, THE LENDERS AND THE GUARANTORS AND SUPERSEDE ALL PRIOR AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, IF ANY, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF.
     Section 6.11 Customer Identification – USA Patriot Act Notice; OFAC and Bank Secrecy Act. The Agent, on behalf of each of the Lenders, hereby notifies the Borrower and each of the Guarantors that pursuant to the requirements of Anti-Terrorism Laws, and the policies and the practices of the Lenders, each Lender is required to obtain, verify and record certain information and documentation that identifies Borrower and each Guarantor, which information includes the names and address of Borrower and each Guarantor and such other information that will allow the Lenders to identify such parties in accordance with Anti-Terrorism Laws. In addition, the Borrower and each Guarantor shall: (a) ensure that no Person who owns a controlling interest in or otherwise controls Borrower or any Guarantor, or any of their respective Subsidiaries, is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loan to violate any of the Foreign Asset Control Regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause all of its Subsidiaries to comply with all applicable Bank Secrecy Act laws and regulations, as amended.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

HORIZON VESSELS, INC.

By:		/s/ David W. Sharp

	Name:	David W. Sharp

	Title:	President and CEO

[SIGNATURE PAGE TO HORIZON VESSELS, INC. LOAN AGREEMENT]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

THE CIT GROUP/EQUIPMENT FINANCING, INC.

By:	/s/ Don A. Luttenegger

	Name:	Don A. Luttenegger

	Title:	VP—Special Funding

[SIGNATURE PAGE TO HORIZON VESSELS, INC. LOAN AGREEMENT]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MERRILL LYNCH CAPITAL, a Division of Merrill
Lynch Business Financial Services Inc.

By:	/s/ Richard Pondel

	Name:	Richard Pondel

	Title:	Vice President

[SIGNATURE PAGE TO HORIZON VESSELS, INC. LOAN AGREEMENT]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ABLECO FINANCE LLC

By:	/s/ Kevin Genda

	Name:	Kevin Genda

	Title:	Senior Vice President

[SIGNATURE PAGE TO HORIZON VESSELS, INC. LOAN AGREEMENT]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

A3 FUNDING LP

By:	A3 Fund Management LLC, its general partner

	By:	/s/ Kevin Genda

		Name:	Kevin Genda

		Title:	Vice President

[SIGNATURE PAGE TO HORIZON VESSELS, INC. LOAN AGREEMENT]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

AIG COMMERCIAL EQUIPMENT FINANCE, INC.

By:	/s/ James R. Bates

	Name:	James R. Bates

	Title:	Vice President - Credit

[SIGNATURE PAGE TO HORIZON VESSELS, INC. LOAN AGREEMENT]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

GATX FINANCIAL CORPORATION

By:	/s/ Curt F. Glenn

	Name:	Curt F. Glenn

	Title:	EVP

[SIGNATURE PAGE TO HORIZON VESSELS, INC. LOAN AGREEMENT]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

THE CIT GROUP/EQUIPMENT FINANCING, INC., As Agent

By:	/s/ Don A. Luttenegger

	Name:	Don A. Luttenegger

	Title:	VP - Special Funding

[SIGNATURE PAGE TO HORIZON VESSELS, INC. LOAN AGREEMENT]
Schedules and Exhibits have been intentionally omitted, and will be made available to the Securities and Exchange Commission upon request.